As filed with the U.S. Securities and Exchange Commission on October 11, 2007

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVENDA CORPORATION

(Name of small business issuer in its charter)

Delaware	7389	52-1988332
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, 6th Floor

Bethesda, Maryland 20817

(240) 333-6100

(Address and telephone number of principal

executive offices)

6901 Rockledge Drive, 6th Floor

Bethesda, Maryland 20817

(Address of principal place of business or intended

principal place of business)

Kamran Amjadi

6901 Rockledge Drive, 6th Floor

Bethesda, Maryland 20817

(240) 333-6100

(Name, address and telephone number of agent for service)

Copy to:

John B. Beckman, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street N.W.

Washington, DC 20004

Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	2,605,444	$3.49	$9,093,000	$280

(1)	This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the SWX Swiss Exchange on October 4, 2007, based upon the exchange rate of approximately 1.1752 Swiss francs (CHF) per one U.S. Dollar on such date.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2007

INVENDA CORPORATION

2,605,444 Shares

Common Stock

This prospectus relates to the sale of up to 2,605,444 shares of our common stock, par value $0.01 per share, by the selling stockholders listed in this prospectus. The shares offered by this prospectus relate to:

•	435,520 shares of common stock issued upon the conversion of the Company’s Series C preferred stock;

•	2,158,924 shares of common stock issued to holders of the Company’s outstanding convertible promissory notes in exchange for the cancellation of such notes; and

•	11,000 shares of common stock issued upon exercise of warrants to purchase common stock.

These shares may be sold by the selling stockholders from time to time on the SWX Swiss Exchange or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the SWX Swiss Exchange under the symbol INVN. On October 4, 2007, the last reported sale price of our common stock on the SWX Swiss Exchange was CHF 4.10 or approximately $3.49 per share. There is no public market for our common stock in the United States.

An investment in these securities involves a high degree of risk.

Please carefully review the section titled “ Risk Factors” beginning on page 5.

The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY SWISS FEDERAL OR CANTONAL GOVERNMENTAL AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. As used in this prospectus, the terms “the Company,” “us,” and “our” refer to Invenda Corporation, a Delaware corporation, unless the context otherwise requires.

Our Business

We provide interactive database marketing technologies and services, as well as on-line advertising capabilities and solutions for companies across a range of industries. We were founded in 1996 to enable businesses to acquire and retain customers through the Internet. With our proprietary technologies and services, we provide customer acquisition and retention solutions for companies that do business with millions of Internet users every day. We currently derive our revenues from two operating segments: the Digital Marketing Solutions (formerly called the Interactive Database Marketing division) and Digital Media (formerly called the ConsumerREVIEW.com division).

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Our Digital Marketing Solutions segment, which consists of our Collabrys and E-centives business units, offers a suite of digital marketing technologies and services, including e-mail marketing, Internet couponing and promotions, data warehousing, online reporting, strategic consulting and program management, user experience design and development, and analytics and data mining.

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Our Digital Media segment, which includes ConsumerREVIEW.com, manages web communities around common product interests, and provides on-line advertising and e-commerce services through its network of web communities.

To date we have not been profitable, incurring net losses of $2,562,000 for the six months ended June 30, 2007 and net losses of $3,096,000 and $4,263,000 for the years ended December 31, 2006 and 2005, respectively. Over the past few years we have shifted focus away from our older solutions and devoted resources towards building our two operating segments. We have undertaken a series of cost-cutting measures to preserve cash and have continued to decrease our losses over the past few years.

We believe that as more consumers use the Internet and as the economy continues to grow, marketers will shift more of their marketing budgets online. We believe this will improve demand for Internet based marketing programs. According to Forrester Research, marketers are pushing more of their budgets online, with U.S. online advertising and marketing spending expected to reach $26 billion by 2010. We have focused on further building our products and services through internal development. We gained new clients through our internal sales force, and expanded our relationship with existing clients through the provision of additional products and services. We plan to continue to evaluate corporate acquisitions or other strategic arrangements that could enable us to increase our revenues, expand our list of clients or add to our products and services.

We believe that the combination of expense reduction and control measures, new sales and client services resources and the pursuit of additional acquisitions will enable us to achieve profitability, although there can be no assurances as to the timing or effectiveness of any such efforts. If future revenues are insufficient to cover our operating costs or if we do not receive the proceeds from the financing commitments or obtain addition funding, we may not be able to obtain replacement or additional financing on acceptable terms or at all. In such event, we would not be able to continue our operations, which could result in the full loss of your investment in us.

About this Offering

This prospectus relates to the possible offer and sale from time to time of up to 10,797,549 shares of our common stock by the selling stockholders identified in this prospectus. The shares offered by this prospectus relate to securities issued:

•	in connection with the conversion of Series C preferred stock in April 2007;

•	in exchange for the cancellation of certain convertible promissory notes on September 18, 2007

•	in connection with warrants exercised; and

•	upon the exercise of outstanding warrants.

We will not receive any proceeds from the sale of common stock by the selling stockholders, except if the warrants are exercised by either the current holders or subsequent purchasers of the warrants, we will receive the net proceeds from such exercise.

Recent Events

On September 18, 2007, we entered into Note Exchange Agreements with the holders of all of our outstanding convertible promissory notes. Pursuant to the Note Exchange Agreements, we retired the debt represented by such notes of approximately $8,250,000 plus accrued and unpaid interest, by exchanging the notes for an aggregate of 6,410,626 shares of our common stock. The notes were surrendered and terminated as part of the debt exchange.

Peter Friedli, one of our stockholders and a director, personally and Friedli Corporate Finance were not holders of any of the retired notes nor did they receive any of the shares that were exchanged for the notes. Peter Friedli is the president and beneficial owner of Venturetec, Inc., in which he has a 2.07% ownership stake, and US Venture 05, Inc., two of the noteholders.

Corporate Information

Our principal executive offices are 6901 Rockledge Drive, 6th Floor, Bethesda, Maryland 20817, and our telephone number is (240) 333-6100. Our Internet website address is www.invenda.com. The information contained on our website does not form a part of this prospectus and should not be relied upon with respect to this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have incurred net losses since inception, expect to incur continuing losses and may never become profitable.

To date, we have not been profitable. As of June 30, 2007, we had an accumulated deficit of approximately $152 million. We incurred net losses for the six months ended June 30, 2007 of $2.6 million and for the years ended December 31, 2006 and 2005 we incurred net losses of $3.1 million and $4.3 million, respectively. We may continue to incur losses and may never become profitable. If we cannot achieve operating profitability or positive cash flows from our operating activities, we may be unable to secure additional funding, our stock price may decline and we may be unable to continue our operations.

Our future results and the demand for our services are uncertain, and we will not become profitable if our services do not achieve market acceptance.

We were incorporated in August 1996 and launched our online direct marketing system in November 1998. We did not charge for our services and did not begin to generate revenues until the third quarter of 1999. Since then, we have discontinued offering certain services and have started offering additional services, some through acquisitions and others through the launching of internally developed services. Since some of our services are new, our future results are uncertain and our historical results may not be representative of our future results. If our products and services do not achieve market acceptance, our business will not become profitable.

Loss of a significant customer could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Two of our Digital Marketing Solutions customers contributed approximately 30% and 15%, respectively, of our revenue for the six months ended June 30, 2007 and approximately 28% and 12%, respectively, of our revenue for the year ended December 31, 2006. Our most recent contracts with these customers expire in December 2007 and May 2008, respectively. See “Description of Business” for more information on these customers. While these customer have renewed their contracts in the past, there can be no assurance that either one will renew again. The loss of any one of these clients would have a material adverse effect on our business, financial condition, results of operations and cash flow.

If we are unable to obtain financing to fund our business we may be forced to cease operations.

We believe that future revenues and cash from our existing financing sources will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through the second quarter of 2008. This forecast is based on our plan to use the funds from the financing commitment described below.

Friedli Corporate Finance, Inc., Belize has committed to providing our funding needs through the second quarter of 2008. The commitment included funding needs to payoff any existing notes payable not otherwise under the control of Peter Friedli, on of our stockholders and a director. If Friedli Corporate Finance, Inc., Belize is unable to fulfill its remaining financing commitment to us or we are not offered financing by Friedli Corporate Finance, Inc., Belize on acceptable terms and conditions, it is not likely that we will be able to replace such committed funds on acceptable terms or at all. If future revenues are insufficient to cover our operating costs, we will need to secure additional funds to continue operations. In addition, we may need to raise additional funds sooner than anticipated to respond to competitive pressures, to develop new or enhanced products or services, to fund our future expansion or to make acquisitions. We may not find any additional financing on acceptable terms or at all. If adequate funds are not available or not available on acceptable terms, we may not be able to continue operations, and would need to seek bankruptcy protection or a buyer for our assets.

We may not be able to compete successfully against current and future competitors.

We generally compete with companies for the budgets that companies allocate to marketing. We expect competition to continue to increase as a result of such factors as:

•	market acceptance of existing, or development, introduction of new or enhanced, services by our competitors;

•	changes in pricing policies of our competitors; and

•	entry of new competitors in the market.

The market to provide our Digital Marketing Solutions is intensely competitive and rapidly changing. We compete for marketing budgets with many companies in several fields, such as vendors that provide:

•	marketing technologies and services;

•	e-mail marketing solutions;

•	coupon and promotions programs;

•	interactive advertising agencies.

We believe the market for our Digital Media division to also be rapidly evolving and competitive. In this area, some of our current and potential competitors include:

•	other providers of product reviews;

•	publishers of content and information on special interest product categories;

•	shopping comparison or price search web sites; and

•	providers of community forums, message boards and photo galleries.

Most of our existing and potential competitors have significantly greater financial, technical, marketing and managerial resources than we do. Many competitors also generate greater revenue and are better known than we are. As a result, they may compete more effectively than we do and be more responsive to industry and technological change than we are. We operate in an intensely competitive environment with a significant number of existing and potential competitors. The failure to compete successfully would impair our ability to generate revenues and become profitable.

Our Invenda brand may not achieve the level of recognition necessary to attract additional clients, and building recognition of the Invenda brand may require us to expend funds on marketing, either of which could materially adversely affect our business, financial condition, results of operations and cash flow.

To be successful, we must continue to build and increase market recognition of our corporate brand because our market is competitive, with low barriers to entry. We do not advertise to attract visitors to our website, but rather are attempting to build a brand that businesses identify with online marketing. We believe that the recognition of the Invenda brand is critical to our success and the importance of this will increase as more companies enter our market and competition for marketers’ attention increases. Building recognition of the Invenda brand may require us to expend funds on marketing. The Invenda branch name is new and unproven as we just changed our name from E-centives, Inc. to Invenda Corporation in May 2007. The outcome of our marketing efforts is hard to predict. If we are not successful in our marketing efforts to increase our brand awareness, our ability to attract marketing clients could be harmed which would cause a materially adverse affect on our business, financial condition, results of operations and cash flow.

Our ConsumerReview brand, and the brands of our respective web sites, may not achieve the level of recognition necessary to attract additional clients and consumers, and building recognition of such brands may require us to expend funds on marketing, either of which could materially adversely affect our business, financial condition, results of operations and cash flow.

To be successful, we also must continue to build and increase market recognition of the brands within our ConsumerReview network of sites. We believe that the recognition of these brands is critical to our success and the importance of this will increase as more companies enter our market and competition for marketers’ and consumers’ attention increases. Building recognition of the ConsumerReview brands may require us to expend significant funds on marketing. If we are not successful in our marketing efforts to increase our brand awareness, our ability to attract consumers and marketing clients could be harmed which would cause a materially adverse affect on our business, financial condition, results of operations and cash flow.

Our network infrastructure, computing systems or software may fail or be compromised or damaged, which could harm our reputation, as well as materially adversely affect our business, financial condition, results of operations and cash flow.

The performance of our hardware and software is critical to our business. System failures that cause an interruption in service or a decrease in responsiveness of our transaction processing or data storage capabilities could impair our reputation and the attractiveness of our products and services. We have experienced periodic system interruptions, which may occur from time to time in the future. All such disruptions were caused by errors in our software code that were all subsequently corrected and did not result in a material disruption to our business. Any significant increase in the frequency or severity of future disruptions could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The software for our systems is complex and may contain undetected errors or defects, especially when we implement upgrades to our system. Any errors or defects that are discovered after our software is released for use could damage our reputation or result in lost revenues.

We regularly monitor and test our system and software, and from time to time we have identified minor defects. We currently address such defects by rewriting software code and, if possible, replacing portions of our proprietary software with commercially available software components. Any difficulties in implementing this new software may result in greater than expected expense and may cause disruptions to our business.

SAVVIS hosts our systems and provides us with communications links. The delivery of our services is substantially dependent on our ability and the ability of the provider to protect our computer hardware and network infrastructure against damage from, among other things:

•	human error;

•	fire and flooding;

•	power loss;

•	telecommunications failure; and

•	on-line or physical sabotage.

We rely on SAVVIS for a significant portion of our Internet access as well as monitoring and managing the power and operating environment for our server and networking equipment. Any interruption in these services, or any failure of SAVVIS to handle higher volumes of Internet use, could result in financial losses or impair our reputation.

Our system capacity needs are untested and our failure to handle the growth of our database may materially adversely affect our business, financial condition, results of operations and cash flow or require us to expend substantial capital.

The capacity of our system has not been tested and we do not yet know the ability of our system to manage substantially larger amounts of users and related activity or data. A substantial increase in the number of users and a corresponding increase in the number of data records could strain our servers and storage capacity, which could lead to slower response time or system failures. We may not be able to handle our expected user and transaction levels while maintaining satisfactory performance. System failures or slowdowns adversely affect the speed and responsiveness of our transaction processing. These would have a negative impact on the experience for our clients’ users and our sites’ users, and reduce our system’s effectiveness. Such an increase could require us to expand and upgrade our technology, processing systems and network infrastructure. Any unexpected upgrades could be disruptive and costly. Our failure to handle the growth of our databases could lead to system failures, inadequate response times or corruption of our data, and could materially adversely affect our business, financial condition, results of operations and cash flow. We believe that on average, our various systems’ hardware, at peak traffic levels, run at approximately 10-50% of capacity. We may be unable to expand and upgrade our systems and infrastructure to accommodate this growth in a timely manner. Any failure to expand or upgrade our systems could damage our reputation and our business.

In addition, if our usage of telecommunications capacity increases, we will need to purchase additional networking equipment and rely more heavily on our web hosting providers to maintain adequate data transmission speeds. The availability of these products or services may be limited or their cost may be significant.

Our business could suffer if Internet users reduce or block our access to their personal data.

For certain parts of our business, we collect consumer demographic and purchase preference information from users and also collect certain data, such as data regarding the e-mails viewed or offers clicked-on by such users. Privacy concerns may cause users to resist signing up for our system, providing personal information and allowing us to monitor their usage. If users were to reduce the information voluntarily supplied or block access to their data, our ability to improve our database of user information and the value of our service would diminish.

Privacy laws may be enacted or applied to us, which could restrict our ability to disclose consumer data to third parties, which could materially adversely affect our business, financial condition, results of operations and cash flow.

For certain parts of our business we currently report consumer information to our clients about their users. Our clients receive detailed and specific information about the activities of their users for purposes of targeting marketing messages or promotions to subscribers with certain demographic or purchase preference criteria. Growing concern about privacy and the collection, distribution and use of personal information, even in the aggregate, may lead to the enactment and application of federal or state laws or regulations that would restrict our ability to provide user data to third parties. In addition, several states have proposed legislation that would limit the uses of user information gathered online. Consequently, any future regulation that would restrict our ability to provide information regarding users would have a materially adverse impact on our business, financial condition, results of operations and cash flow by restricting our methods of operation or imposing additional costs.

If we are not successful in protecting our intellectual property, our business will suffer.

We depend heavily on technology to operate our business. Our success depends on protecting and enforcing our intellectual property, which is one of our most important assets. We have developed and acquired various proprietary technologies.

Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our service or to obtain and use information that we regard as proprietary. It is also possible that our patents or any potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. If any of our current or future patents are successfully challenged by a third party, we could be deprived of our right to prevent others from using the methods covered by such patents. In addition, competitors may be able to devise methods of competing with our business that are not covered by our patents or other intellectual property. Although Internet users can access our service over the Internet from anywhere in the world, we currently only provide our services from the U.S. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as do the laws of the United States. Our competitors may independently develop similar technology, duplicate our technology or design around any patents that we may obtain or our other intellectual property. If we do not adequately protect our intellectual property, our business, financial condition, results of operations and cash flow could be materially adversely affected.

If we infringe upon the intellectual property rights of others, our business, financial condition, results of operations and cash flow could be materially adversely affected.

There has been a substantial amount of litigation in the software and Internet industry regarding intellectual property rights. It is possible that, in the future, third parties may claim that our current or potential future technologies infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management resources, require us to enter into royalty or licensing agreements or subject us to an injunction. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our ability to operate our business and our financial condition may suffer.

We may be subject to claims based on the content of promotions we deliver.

The online promotions developed by our clients may not comply with federal, state or local laws governing the content of advertisements and the sale of products and services. We do not control the content of the promotions for which we provide promotions technology. Our role in facilitating these promotions may expose us to liability based on the content of the promotions. We also may face liability if the promotional information in the promotions is defamatory, inaccurate, or infringes on proprietary rights of others. Our clients or our employees may make errors or enter inaccurate information, and we do not verify the accuracy of information contained in the promotions or otherwise for compliance with applicable advertising laws. We may face civil or criminal liability for unlawful advertising or other marketer activities. We could also face claims based on the content that is accessible from our website through links to other websites.

We may not be adequately insured to cover these claims. Any claims could require us to spend significant time and money in litigation, even if we ultimately prevail. In addition, negative publicity caused by these inaccuracies could damage our reputation and diminish our brand.

Our business may be affected by seasonal fluctuations in marketing spending and Internet use, which could cause our stock price to fluctuate widely and/or materially adversely affect our business, financial operations, financial results and cash flow.

We expect seasonal fluctuations will affect our Digital Media segment. We believe that marketing spending is generally highest in the fourth quarter of each calendar year due to increased consumer spending during the holiday period, and lowest during the summer months of the third quarter. Because the market for Internet marketing services is emerging, we cannot be certain of these seasonal patterns and additional patterns may develop in the future as the market matures. This could cause our operating results and stock price to fluctuate widely and/or materially adversely affect our business, financial operations, financial results and cash flow.

If we do not manage our growth, our business, financial condition, results of operations and cash flow could be materially adversely affected.

We may not be successful in managing our growth. Past growth has placed, and future growth will continue to place, a significant strain on our management and resources, related to the successful integration of personnel.

To manage the expected growth of our operations, we will need to improve our operational and financial systems, procedures and controls. We will also need to manage our finance, administrative, client services and operations staff and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, financial condition, results of operations and cash flow could be materially adversely affected if we do not effectively manage our growth.

If we lose the services of any of our key personnel, our business and stock price could suffer.

Our success depends in large part on the contributions of Kamran Amjadi, our Chairman and Chief Executive Officer and Mehrdad Akhavan, our President and Chief Marketing Officer and certain other key executives, whose understanding of our services, strategy and relationships would be extremely difficult to duplicate from outside our company. The loss of the services of any of our key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flow. The Company does not have any key man life insurance policies.

If we are unable to attract and retain highly skilled employees, our business, financial condition, results of operations and cash flow could be materially adversely affected.

Our future success also depends on our ability to identify, attract, retain and motivate highly skilled employees, particularly additional technical, sales and marketing personnel. We face competition in hiring and retaining personnel from a number of sectors, including technology and Internet companies, government contractors and traditional businesses. Many of these companies have greater financial resources than we have to attract and retain qualified personnel. We have occasionally encountered and expect to continue to encounter difficulties in hiring and retaining highly skilled employees. We may be unable to retain our highly skilled employees or identify, attract, assimilate or retain other highly qualified employees in the future, which may in turn materially adversely affect our business, financial operations, financial results and cash flow.

Risks Related to Our Industry

The demand for Internet direct marketing services is uncertain.

The market for online direct marketing has only recently begun to develop. Many businesses have little or no experience using the Internet for direct marketing and promotion. As a result, many businesses have allocated only a limited portion of their marketing budgets to online marketing. In addition, companies that have invested a significant portion of their marketing budgets in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods. We cannot predict the amount of marketing spending on the Internet in general, or demand for our targeted direct marketing services in particular. The demand for online marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect.

Many of the clients for our Digital Media business unit are emerging Internet companies that represent credit risks.

Many of our Digital Media clients are Internet companies, which have significant losses, negative cash flow and limited access to capital. Many of these companies represent credit risks and could fail. Any financial difficulties of our clients may result in difficulties in our ability to collect accounts receivable or lower than expected sales of our products and services. If our Internet clients continue to have financial difficulties or if such difficulties worsen, our business, financial condition, results of operations and cash flow could be materially adversely affected.

New regulation of, and uncertainties regarding the application of existing laws and regulations to, online direct marketing and the Internet could prohibit, limit or increase the cost of our business.

New laws or regulations applicable to online direct marketing, e-mail marketing or the Internet, or the application of existing laws and regulations to online direct marketing, e-mail marketing or the Internet, could negatively impact our business. Due to the increasing popularity and use of the Internet, as well as increase in e-mail marketing, it is likely that additional laws and regulations will be adopted covering issues such as privacy, pricing, content, copyrights, distribution, taxation, antitrust, characteristics and quality of services and consumer protection. The adoption of any additional laws or regulations may impair the growth of the Internet or online direct marketing, which could, in turn, decrease the demand for our services and prohibit, limit or increase the cost of our doing business.

Additional Risks Related to Ownership of Our Common Stock

We are, and will continue to be, controlled by one large stockholder, who may approve corporate actions with which you may disagree.

We are, and will continue to be, controlled by one large stockholder, who may approve corporate actions with which you may disagree. As of June 30, 2007, Peter Friedli beneficially owned directly or indirectly approximately 67% of our outstanding common stock. Mr. Friedli may be able to control most matters requiring stockholder approval, such as electing a majority of the directors and approving significant corporate matters, including a merger or sale of the business. The interests of Mr. Friedli may at times conflict with the interests of our other stockholders.

Although our common stock is listed on the SWX Swiss Exchange, it is thinly traded. The market price of our common stock, like the market prices of stocks of other Internet-related companies, may fluctuate widely and rapidly.

For the most part, trading volume in our common stock has been low. Although our common stock has been listed on the SWX Swiss Exchange since October 3, 2000, there is no assurance that more trading activity in the common stock will continue.

In addition, the market price of our common stock, like the market prices of stocks of other Internet-related companies, may fluctuate widely and rapidly. The market price and trading volume of our common stock, since our initial public offering has been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock to fluctuate substantially. Also, broad market fluctuations, including fluctuations of the SWX Swiss Exchange, which result in changes to the market prices of the stocks of many companies but are not directly related to the operating performance of those companies, could also adversely affect the market price of our common stock.

The listing of our shares on the SWX Swiss Exchange may limit our ability to raise capital and could limit our ability to do acquisitions with our stock.

We are the first U.S. company to list solely on the SWX Swiss Exchange. We are not listed on any U.S. exchange. Because we are the first U.S. company to do this, we are uncertain what effect, if any, our listing solely on the SWX Swiss Exchange will have upon our ability to raise additional financing in the U.S. capital markets. If the listing of our shares solely on the SWX Swiss Exchange is received by investors with uncertainty, the listing may discourage potential investors and could hinder our ability to raise necessary financing on acceptable terms. In addition, the fact that our shares are not listed on any U.S. exchange may make acquisitions using our stock more difficult or more costly due to concerns about or unfamiliarity with the listing on the SWX Exchange.

Our stockholders have experienced substantial dilution in their equity ownership and voting power over the last several years and may experience further dilution in the future.

Over the last several years, our stockholders have experienced substantial dilution of their percentage of equity ownership interest and voting power in our company due to the issuance of convertible securities issued in connection with various financings and acquisitions. For example, on September 18, 2007, we issued 6,410,626 shares of common stock, which represents 39% of our outstanding common stock to holders of our convertible promissory notes in exchange for the cancellation of such notes. Our stockholders may experience further dilution based on the conversion, exercise or exchange of our outstanding convertible securities, options and warrants. We may continue to raise additional financing or to pay for acquisitions from time to time through the issuance of equity or debt securities convertible into common stock. In the event of any such issuances, the relative voting power and equity interests of persons who purchased the common stock prior to the time of such issuances would be reduced. Further, a significant amount of shares of common stock sold on the SWX Swiss Exchange after the conversion of such securities could adversely affect the market price for our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward–looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward–looking statements as a result of certain factors, including those set forth above under the heading “Risk Factors” beginning on page 5 and elsewhere in this prospectus. All statements, other than statements of historical facts, included in these offering materials or otherwise provided by us regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward–looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward–looking statements, although not all forward–looking statements contain such identifying words. All forward–looking statements speak only as of their respective dates. We do not undertake any obligation to update any forward–looking statements or other information contained in this prospectus. You should not place undue reliance on these forward–looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward–looking statements in this prospectus are reasonable, these plans, intentions or expectations may not be achieved.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Invenda Corporation

6901 Rockledge Drive

6th Floor

Bethesda, Maryland 20817

Attention: Kamran Amjadi

Chairman and Chief Executive Officer

(240) 333-6100

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $27,500.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since our initial public offering on October 3, 2000, our common stock has traded on the SWX Swiss Exchange under the symbol “ECEN” and beginning on May 18, 2007 under the symbol “INVN.” The following table sets forth the high and low sales prices, in Swiss Francs and U.S. Dollars, per share of our common stock for the periods indicated. The amounts listed in U.S. Dollars reflect the relevant exchange rate as of the date of such high or low price. The quotations prior to May 18, 2007 have not been adjusted for the one-for-ten reverse stock split of all issued and outstanding shares of our common stock, which became effective on that date.

	SWISS FRANCS		US DOLLARS		EXCHANGE RATES
PERIOD	HIGH	LOW	HIGH	LOW	HIGH	LOW
2005
Quarter ended March 31, 2005	CHF 0.52	CHF 0.43	$0.44	$0.37	0.8436	0.8592
Quarter ended June 30, 2005	CHF 0.51	CHF 0.43	$0.43	$0.35	0.8384	0.8213
Quarter ended September 30, 2005	CHF 0.48	CHF 0.40	$0.37	$0.32	0.7727	0.8096
Quarter ended December 31, 2005	CHF 0.43	CHF 0.34	$0.33	$0.26	0.7586	0.7766
2006
Quarter ended March 31, 2006	CHF 0.44	CHF 0.35	$0.34	$0.27	0.7367	0.7701
Quarter ended June 30, 2006	CHF 0.40	CHF 0.22	$0.31	$0.18	0.7776	0.8046
Quarter ended September 30, 2006	CHF 0.26	CHF 0.21	$0.21	$0.17	0.8177	0.8146
Quarter ended December 31, 2006	CHF 0.33	CHF 0.22	$0.26	$0.18	0.7889	0.8001
2007
Quarter ended March 31, 2007	CHF 0.31	CHF 0.26	$0.25	$0.21	0.8080	0.8013
Quarter ended June 30, 2007	CHF 7.75	CHF 0.25	$6.30	$0.21	0.8128	0.8285
Quarter ended September 30, 2007	CHF 5.85	CHF 3.75	$4.81	$3.08	0.8225	0.8212

Holders

As of June 30, 2007, there were approximately 90 holders of record of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business, and do not expect to pay any cash dividends in the foreseeable future.

The declaration of dividends is within the discretion of our Board of Directors and subject to limitations set forth in the Delaware General Corporation Law. Our certificate of incorporation provides that if dividends are paid, they must be paid equally on each share of outstanding common stock. Payment of any dividends on our common stock is subject to the rights of any preferred stock then outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

Below is information as of December 31, 2006 with respect to compensation plans under which equity securities are authorized for issuance. The number of securities and the weighted-average exercise in the table below have been adjusted to reflect the reverse stock split which occurred on May 18, 2007.

	A		B	C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders (1)	663,010	(2)	$13.40	1,424,990	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	663,010			1,424,990

(1)	Plans approved by stockholders include the Amended and Restated E-centives, Inc. Stock Option and Incentive Plan and the Invenda Corporation 2007 Stock Incentive Plan. Although the Amended and Restated E-centives, Inc. Stock Option and Incentive Plan remain in effect and options under the plan remain outstanding, we ceased making awards under the plan as of the adoption of our 2007 Stock Incentive Plan.

(2)	9,000 options were granted to Peter Friedli, one of our directors, as compensation for a non-employee member of our Board of Directors.

DESCRIPTION OF BUSINESS

Overview

We provide interactive database marketing technologies and services, as well as on-line advertising capabilities and solutions for companies across a range of industries. We were founded in 1996 to enable businesses to acquire and retain customers through the Internet. With our proprietary technologies and services, we provide customer acquisition and retention solutions for companies that do business with millions of Internet users every day. We currently derive our revenues from two operating segments: the Digital Marketing Solutions (formerly called the Interactive Database Marketing division) and Digital Media (formerly called the ConsumerREVIEW.com division).

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Our Digital Marketing Solutions segment, which consists of our Collabrys and E-centives business units, offers a suite of digital marketing technologies and services, including e-mail marketing, Internet couponing and promotions, data warehousing, online reporting, strategic consulting and program management, user experience design and development, and analytics and data mining. Through a hosted technology infrastructure, we provide solutions for relationship marketing, including creating, targeting, publishing, managing and tracking e-mails, coupons and promotional incentives, as well as data management and tracking of individual consumer’s responses to such activities.

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Our Digital Media segment, which includes ConsumerREVIEW.com, manages web communities around common product interests, and provides on-line advertising and e-commerce services through its network of web communities. The web properties are dedicated to meeting the needs of consumers who are researching products on the web. We focus on creating an online environment that fosters communication and consumer-generated reviews of products, by providing an interface to a large database of product information, forums, and other useful content.

For financial information regarding our reportable segments, including operating revenue, operating profit/loss, identifiable assets and other information by segment, see Note 9 and Note 13 of the Notes to the Financial Statements on pages F-11 and F-33, respectively, of this prospectus.

Of our total revenue of $2.9 million for the six months ended June 30, 2007, Reckitt Benckiser and TracFone Wireless, Inc. contributed $0.9 million and $0.4 million, or 30% and 15% of our revenue, respectively. Of our total revenue of $6.5 million for the year ended December 31, 2006, these two customers contributed $1.8 million and $0.8 million, or 28% and 12% of our revenue, respectively. Reckitt Benckiser’s initial contract expired in October 2002 and the customer subsequently signed four annual renewal agreements, with the most recent renewal expiring on December 31, 2007. TracFone Wireless, Inc.’s initial contract expired in March 2006 and the customer subsequently entered into renewal agreement, with the most recent one expiring on May 31, 2008. Although the percentage of our total revenue that these customers have contributed over the past three years has decreased, loss of either one or both of these customers would have a material adverse effect on our business, financial condition, results of operations and cash flow.

Industry Background

The Internet has emerged as a powerful marketing medium that allows millions of consumers and marketers to conduct business and interact with each other in unprecedented ways. The Internet is particularly well suited to direct marketers because of its ability to access both broad audiences, as well as precisely defined groups. As a result, the Internet provides marketers with opportunities to identify and attract customers, as well as target specific types of users and collect data on their preferences. At the same time, we believe the Internet appeals to consumers because it offers more individual control over marketing messages. The growth of the Internet has encouraged companies to spend more of their marketing budgets via the Internet. We believe there is a need for a marketing infrastructure that could satisfy the objectives of both marketers and consumers, which would enable businesses to acquire and retain customers, yet operate from a consumer-centric approach that would provide relevant information and meaningful value to the individual user.

Our Services

Digital Marketing Solutions

For the six months ended June 30, 2007 and the year ended December 31, 2006, the Digital Marketing Solutions segment generated 66% and 61%, respectively, of our total revenue. Approximately 46% and 47% of the unit’s revenue for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively, was generated from our contract with Reckitt Benckiser. Our principal products and services of the Digital Marketing Solutions segment include the Interactive Database Marketing System, the Promotions System, the E-mail Marketing System and related professional services.

Royalties. During the year ended December 31, 2005 we began to receive royalties from licensing two of our patents related to the Digital Marketing Solutions segment. This was the result of the settlement of a lawsuit with Coupons, Inc. whereby we were paid royalties based on revenue earned by Coupons, Inc. related to patents that were licensed to them as part of a settlement agreement. Royalties represented less than 1% and 1% of our total revenue for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.

Interactive Database Marketing System. In December 2001, we combined our Promotions System, our E-mail Marketing System, our data warehousing system and our online reporting system, and began offering these services as part of our Interactive Database Marketing System. This is a hosted technology infrastructure which allows companies to establish direct consumer relationships through a set of integrated tools that include campaign management, targeted e-mail marketing, transaction database, data warehouse, micro site and survey generator and our patented coupon promotion system. This system enables companies to acquire consumers, collect consumers’ preferences and usage information, segment consumers within loyalty categories, communicate with consumers via e-mail marketing, deliver coupons, track individual usage of each coupon, as well as track and report every consumer interaction with the system.

Promotions System. Our Promotions System, which we acquired in December 2001 as part of the acquisition of substantially all of the assets of BrightStreet.com, enables companies to create, manage, deliver and track promotions, such as print-at-home online coupons. Our system’s printable coupons can be individually tailored with relevant content and different incentive values based on the respective recipients, enabling manufacturers to target coupons much more efficiently and cost-effectively than traditional methods. In addition, our system has high tracking capabilities, including individually coded offers that can be cross-referenced against specific consumer profiles.

E-mail Marketing System. Our E-mail Marketing System allows companies to build ongoing, personalized dialogs with their audiences by outsourcing their e-mail marketing needs to us. It lets businesses cost-effectively conduct e-mail marketing without having to acquire or develop their own e-mail infrastructure and manage the process. This solution consists of list management and hosting, e-mail delivery and management, as well as tracking and analytical services. It is designed to help build an ongoing, personalized communication with the client’s intended audience and maximize effectiveness of marketing efforts through improved targeting.

Professional Services. We provide a broad range of professional services to assist our clients in their digital marketing needs. The service teams blend interactive consumer marketing expertise with technical capabilities to ensure the most effective management of our clients’ programs. Our professional services include strategic consulting & program management, user experience design & development, and analytics & data mining.

Digital Media

For the year six months ended June 30, 2007 and the year ended December 31, 2006, the Digital Media segment generated 34% and 39%, respectively, of our revenues through its advertising and e-commerce related services. Our ConsumerREVIEW.com website is a source of user-generated buying advice for outdoor sporting goods and consumer electronics. Consumers visit this websites to learn, interact, and buy or sell the products showcased within our network of web communities, including sites like AudioREVIEW.com and MtbREVIEW.com. On these websites, users find the products they are interested in, read and write reviews, participate in discussions, compare prices, and are able to link to other sites where they can shop online. Our ConsumerREVIEW.com website’s revenues are primarily derived from online advertising and e-commerce referral fees.

Sales and Marketing

We seek to establish relationships with clients principally through our direct sales force, as well as working with advertising or promotional agencies to reach their clients. We maintain sales personnel in the Washington, D.C., San Francisco and New York metropolitan areas.

In order to strengthen our existing relationships with clients, we offer account management, technology integration and consulting services. We assign account managers with knowledge of on-line marketing to clients with the goal of increasing the performance of their marketing efforts and overall satisfaction with our services. Our account managers also provide periodic reports to clients and help formulate strategies to more effectively market their products and services.

Our primary marketing efforts include conferences and tradeshows.

Technology

We have a variety of technologies that enable our solutions. Our Digital Marketing Solutions technologies are delivered through a hosted infrastructure and consist of a variety of hardware and software, such as application servers, database servers, data collection and transformation servers, web servers, mail servers, reporting servers, and client-side plug-in software. Our hardware infrastructure has been designed to allow us to scale our systems, by adding hardware as required. Our Digital Media segment has a proprietary web architecture based on Microsoft .NET® enterprise server technology that enables it to meet the demands of its network of growing web communities and product research sites. The system was built for scalability, reliability, and interoperability with web-enabled enterprise partners.

We host our systems in a data center that provides redundant network connectivity and diesel generated backup power. In addition we monitor and test our system and software, and from time to time have identified minor defects. We address such defects by rewriting software code and, if possible, replacing small portions of our proprietary software with commercially available software components. Any difficulties in implementing new software may result in greater than expected expense and may cause disruptions to our business.

We spent approximately $553,000 and $930,000, respectively, for the six months ended June 30, 2007 and the year ended December 31, 2006 on research and development activities.

Intellectual Property Rights

A large part of our success depends on protecting our intellectual property, which we believe is one of our most important assets. If we do not adequately protect our intellectual property, our business, financial condition, results of operations and cash flow could be seriously harmed.

We have developed and acquired various proprietary technologies. Our Digital Marketing Solutions clients enter into technology and services agreements with us. In addition, we generally require employees, contractors and other persons with access to our proprietary information to execute confidentiality and non-compete agreements. We seek to protect our software, documentation and other written materials under trade secret and other intellectual property laws, which afford only limited protection. We have not registered any copyrights in the U.S. or elsewhere related to our software or other technology.

We have several issued U.S. patents and a number of pending U.S. and foreign patent applications. Many of our pending patent applications seek to protect technology we use or may use in our business. We have no issued foreign patents, but we have several pending foreign patent applications. It is possible that no patents will be issued from the currently pending U.S. or foreign patent applications. It is also possible that our patents or any potential future patents may be found not infringed, invalid or unenforceable, or otherwise be successfully challenged. Also, any patent we have currently or that is issued to us may not provide us with any competitive advantages. We may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit or prevent our ability to do business.

We have filed intent to use applications to register the marks BRIGHTSTREET and BRIGHTSTREET.COM in the United States Patent and Trademark Office. Notices of allowance have been issued in connection with both applications, but Statements of Use have not yet been filed. We have also filed two intent to use applications to register the mark MAESTRO in the United States Patent and Trademark Office. One application has been allowed for registration. The registration certificate should be issued shortly. A notice of allowance has been issued in connection with the other application, but a Statement of Use has not yet been filed.

Through our acquisition of substantially all of the assets of Consumer Review, Inc., we obtained several additional registered U.S. trademarks, including but not limited to Car Review, MTB Review, PC Photo Review,

Golf Review, Garden Review, Computing Review, Videogame Review and Photography Review. We currently own several additional U.S. registered trademarks related to the ConsumerREVIEW.com business line, and we also claim rights in a number of additional tradenames associated with our business activities.

We hold rights to various web domain names including Invenda.com, E-centives.com, BrightStreet.com, ConsumerREVIEW.com and Collabrys.com, as well as several other review-related domains. Regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our trademarks and other proprietary rights.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and, while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. During 2005, we reached a settlement with one of our competitors regarding infringement of two of our patents and during 2000 we reached a settlement with another competitor regarding intellectual property. See “Description of Business – Legal Proceedings” for further details. It is possible that in the future, other third parties may claim that our current or potential future products infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, require us to enter into royalty or licensing agreements or subject us to an injunction. These agreements, if required, may not be available on terms acceptable to us or at all, which could materially adversely affect our business, financial condition, results of operations and cash flow.

We integrate third-party software from vendors such as Oracle Corporation into the software we use in our business. The third-party software may not continue to be available to us on commercially reasonable terms. We may not be able to renew these agreements or develop alternative technology. If we cannot maintain licenses to key third-party software, develop similar technology or license similar technology from another source on a timely or commercially feasible basis, our business, financial condition, results of operations and cash flow could be materially adversely affected.

Competition

We generally compete for the budgets that companies allocate to marketing.

We believe the market for our Digital Marketing Solutions to be rapidly evolving and intensely competitive. As a provider of digital marketing technologies and services, we generally compete with other marketing programs for a portion of a marketer’s total marketing budget. In this area, we compete with a variety of businesses. Current or potential competitors include vendors that provide:

•	Marketing technologies and services;

•	e-mail marketing solutions;

•	coupon and promotion programs;

•	database marketing solutions; and

•	interactive advertising agencies.

We believe the market for our Digital Media to also be rapidly evolving and competitive. In this area, some of our current and potential competitors include:

•	other providers of product reviews;

•	publishers of content and information on special interest product categories;

•	shopping comparison or price search web sites; and

•	providers of community forums, message boards, and photo galleries.

The failure to compete successfully would impair our ability to generate revenues and become profitable. Our ability to compete depends on many factors.

Factors over which we have some level of control include:

•	ability to enter into relationships with marketers;

•	ability to provide simple, cost-effective and reliable solutions;

•	timely development and marketing of new services; and

•	ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

Factors outside our control include:

•	development, introduction and market acceptance of new or enhanced services by our competitors;

•	changes in pricing policies of our competitors;

•	entry of new competitors in the market;

•	ability of marketers to provide simple, cost-effective and reliable promotions; and

•	market economy impacts on our clients’ marketing budgets.

We expect competition to intensify as more competitors enter our markets. However, as referenced above, one of our most important assets is our intellectual property, which we believe will help offset some of the competitive pressures for certain of our offerings. Most of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and managerial resources than we do. Most of our competitors also generate greater revenue and are better known than we are. They may compete more effectively and be more responsive to industry and technological change.

Employees

As of June 30, 2007, we employed a total of 42 employees, all of whom are full-time and 41 of whom are based in the United States. None of our employees are represented by a labor union, nor have we ever experienced a work stoppage. We believe our relationship with our employees is good.

DESCRIPTION OF PROPERTY

We currently do not own any real estate. Our headquarters and principal administrative, finance, sales and marketing operations are located in leased office space in Bethesda, Maryland, a suburb of Washington, D.C. This lease for approximately 7,116 square feet was renewed during the fourth quarter of 2005. The lease has monthly rent payments of approximately $16,000 and expires in September 2008.

We also maintain an office in California. In December 2004, we entered into an 8,000-square-foot office space lease in San Mateo, California. This lease was renewed in December 2006 and has monthly rent payments of approximately $16,000. This lease currently expires in December 2007.

LEGAL PROCEEDINGS

We are subject to legal proceedings and claims from time to time, which arise in the ordinary course of business. Other than the matters described below, as of the date of this prospectus, management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on our financial condition, results of operations or liquidity.

On September 24, 2003, Trifocal, LLC (“Trifocal”) filed suit against the Company in California Superior Court, County of Santa Clara, alleging, among other things, breach of contract, breach of statute, and intentional and negligent misrepresentation. Trifocal sought over $1 million in compensatory damages, plus interest, statutory damages and attorneys’ fees and costs. In December 2003, we removed the case to the United States District Court for the Northern District of California, San Jose Division (the “Court”), denied any liability, and filed counterclaims seeking damages of approximately $1.8 million. During trial proceedings held in January and February 2006, we withdrew our counterclaims and Trifocal reduced its damages claim to approximately $800,000, not including interest, statutory damages, attorneys’ fees or costs. At the close of trial proceedings, the Court found in our favor on $536,515 of Trifocal’s claims, and awarded Trifocal $50,937. In a subsequent decision of the Court on the remaining open issues, the Court found in our favor on all issues but the interest due on the original $50,937 award. The Court then entered judgment against the Company on April 19, 2006 for $83,417 (the “Judgment”). The total amount of the Judgment, with interest and costs, of approximately $100,000 was paid in July 2006.

On November 14, 2002, we filed a joint patent infringement action with Black Diamond CCT Holding, LLC against Coupons, Inc. in the Federal District Court of Maryland. In this suit, we alleged infringement of two U.S. patents relating to online coupons, rights to which we acquired from BrightStreet.com. On April 25, 2005 the companies reached a settlement, in which we received an aggregate of $1 million over two years (starting in May 2005 and ending in April 2007), in exchange for the release of all claims raised in the suit, including claims of lost profits and past royalties. As part of the settlement, Coupons, Inc. has been granted a limited license to the two patents, pursuant to which the Company may receive royalty payments based on future revenue of Coupons, Inc. related to these patents. The $1 million, which was received in full, was recognized as Other Income on a cash receipts basis due to the uncertainty as to its collection.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and related footnotes. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, including those set forth in this prospectus.

OVERVIEW

General

We provide digital marketing technologies and services, as well as on-line advertising capabilities and solutions for companies across a range of industries. We were founded in 1996 to enable businesses to acquire and retain customers through the Internet. With our proprietary technologies and services, we provide customer acquisition and retention solutions for companies that do business with millions of Internet users every day. We currently derive our revenues from two operating segments: Digital Marketing Solutions (formerly called the Interactive Database Marketing division) and Digital Media (formerly called the ConsumerREVIEW.com division).

•

Our Digital Marketing Solutions segment, which consists of our Collabrys and E-centives business units, offers a suite of digital marketing technologies and services, including e-mail marketing, Internet couponing and promotions, data warehousing, online reporting, strategic consulting and program management, user experience design and development, and analytics and data mining. Through a hosted technology infrastructure, we provide solutions for relationship marketing, including creating, targeting, publishing, managing and tracking e-mails, coupons and promotional incentives, as well as data management and tracking of individual consumer’s responses to such activities.

•

Our Digital Media segment, which includes ConsumerREVIEW.com, manages web communities around common product interests, and provides on-line advertising and e-commerce services through its network of web communities. The web properties are dedicated to meeting the needs of consumers who are researching products on the web. We focus on creating an online environment that fosters communication and consumer-generated reviews of products, by providing an interface to a large database of product information, forums, and other useful content.

For financial information regarding our reportable operating segments, including operating revenue, operating profit/loss, identifiable assets and other information by segment, see Note 9 and Note 13 of the Notes to the Financial Statements on pages F-11 and F-33, respectively, of this prospectus.

To date we have not been profitable, incurring net losses of $2,562,000 for the six months ended June 30, 2007 and net losses of $3,096,000 and $4,263,000 for the years ended December 31, 2006 and 2005, respectively. Over the past few years we have shifted focus away from our older solutions and devoted resources towards building our two operating segments. We have undertaken a series of cost-cutting measures to preserve cash and have continued to decrease our losses over the past few years. This has included reduction in personnel and other operating expenses such as rent, hosting charges and professional fees. We also continue to examine ways to reduce general overhead expenses and manage our human and capital resources more efficiently, without materially impacting our ability to properly serve our clients and continue technological innovation.

We believe that as more consumers use the Internet and as the economy continues to grow, marketers will shift more of their marketing budgets online. We believe this will improve demand for Internet based marketing programs. According to Forrester Research, marketers are pushing more of their budgets online, with U.S. online advertising and marketing spending expected to reach $26 billion by 2010.

We have focused on further building our products and services through internal development. We gained new clients through our internal sales force, and expanded our relationship with existing clients through the provision of additional products and services. We have renewed agreements with key clients, including Reckitt Benckiser, whose renewals have also included the expansion of the solutions we provide to them. We plan to continue to evaluate corporate acquisitions or other strategic arrangements that could enable us to increase our revenues, expand our list of clients or add to our products and services.

We are changing the sales force of our Collabrys and E-centives business units and continue to look for sales personnel whose background and experience are suited to positively impact our revenue. As we do this, executive management is actively involved in all sales opportunities. We have revamped and expanded our client services and service delivery personnel in order to improve operational efficiencies and enhance our strategic capabilities. We believe these changes will enable us to acquire new clients and to better focus on increasing the size of our existing clients’ businesses through growing the level and types of technologies and services we provide to them. ConsumerREVIEW.com is focusing on enhancing the user experience on its sites, growing traffic to its various sites and increasing business with its existing clients and expanding its number of advertiser clients.

We believe that the combination of expense reduction and control measures, new sales and client services resources and the pursuit of additional acquisitions will enable us to achieve profitability, although there can be no assurances as to the timing or effectiveness of any such efforts. If future revenues are insufficient to cover our operating costs or if we do not receive the proceeds from the financing commitments or obtain addition funding, we may not be able to obtain replacement or additional financing on acceptable terms or at all. In such event, we would not be able to continue our operations, which could result in the full loss of your investment in us. See “Liquidity and Capital Resources” below for further details.

Recent Events

On September 18, 2007, we entered into Note Exchange Agreements with the holders of all of our outstanding convertible promissory notes. Pursuant to the Note Exchange Agreements, we retired the debt represented by such notes of approximately $8,250,000 plus accrued and unpaid interest, by exchanging the notes for an aggregate of 6,410,626 shares of our common stock. The notes were surrendered and terminated as part of the debt exchange.

On April 23, 2007 we filed an Information Statement on Schedule 14C announcing that our Board of Directors had approved an amendment to our restated certificate of incorporation to implement a one-for-ten reverse stock split of our outstanding shares of common stock and a name change to Invenda Corporation. The Board of Directors also approved the adoption of the Invenda Corporation 2007 Stock Incentive Plan. The majority stockholders, by written consent without a meeting, approved the reverse stock split, the name change and the 2007 Stock Incentive Plan. These changes were effective on May 18, 2007.

The purpose of the reverse stock split was to reduce the number of shares of our outstanding common stock. As a result of the reverse stock split, each ten shares of common stock were combined into one share of common stock. Stockholders received cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

The purpose of the name change to Invenda Corporation was to establish a brand identity that more accurately reflects our current businesses. In connection with the name change to Invenda Corporation, we changed our trading symbol to “INVN” on the SWX Swiss Exchange.

The Invenda Corporation 2007 Stock Incentive Plan will serve as a tool to attract employees and to encourage current employees by offering an opportunity to acquire or increase a direct proprietary interest in our operations and future success.

Critical Accounting Policies

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States. For a comprehensive discussion of our accounting policies, see Note 2 of the Notes to the Financial Statements on page F-20 of this prospectus.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Estimates are used in accounting for, among other things, allowances for uncollectible receivables, recoverability of long-lived assets, intangible assets, and investments, depreciation and amortization, goodwill, employee benefits, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statement in the period they are determined to be necessary.

Our critical accounting policies are as follows:

Revenue Recognition

Digital Marketing Solutions Segment. The Digital Marketing Solutions segment, which represented 66% of our revenue for the six months ended June 30, 2007 and 61% and 62% of our revenue for the years ended December 31, 2006 and 2005, respectively, is a solution that allows businesses to build direct consumer relationships. Revenue is generated by charging fees for data hosting, database management, e-mail delivery, promotion delivery, campaign and program management, strategy services, creative services, as well as various analytical services. Revenue related to one-time service fees for setting up the customer is recognized ratably over the expected term of the customer relationship and all other revenue is recognized when the service is provided, assuming collection is reasonably assured.

During the year ended December 31, 2005 we began to receive royalties from licensing two of our patents related to the Digital Marketing Solutions segment. This was the result of a settlement of a lawsuit with Coupons, Inc. whereby we were paid royalties based on revenue earned by Coupons, Inc. related to patents that were licensed to them as part of the settlement agreement. See “Description of Business – Legal Proceedings” for further details. Revenue was recognized on a cash receipts basis due to our inability to calculate the royalties.

Digital Media Segment. ConsumerREVIEW.com, which was acquired in December 2002, manages web communities around common product interests. The web properties are dedicated to meeting the needs of consumers who are researching products on the web. Revenue is predominantly generated through on-line advertising and e-commerce fees. Advertising revenue is derived from the sale of advertisements on pages delivered to community members of our websites. This revenue is recognized in the period in which the advertisements are delivered. E-commerce fees are derived from on-line performance-based programs and are earned on either a lead referral basis or on an affiliate commission basis. Revenue is earned from performance-based programs when a user of our websites responds to a commerce link by linking to a customer’s websites. For lead referral programs, customers are charged on a cost-per-click basis, and revenue is recognized in the month the click occurs. For affiliate-commission programs revenue is recognized when the commission is earned, which is in the month the transaction occurs. The Digital Media segment represented 34% of our total revenue for the six months ended June 30, 2006 and 39% and 38% of our total revenue for years ended December 31, 2006 and 2005, respectively.

Other Income

Starting in May 2005 we began to receive payments resulting from the settlement of a lawsuit with Coupons, Inc. See “Description of Business – Legal Proceedings” for further details. We received an aggregate of $1 million over a two year period ending in April 2007. Income was recognized on a cash receipts basis due the risk associated with receiving the $1 million.

Estimating valuation allowance for doubtful accounts

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. We analyze historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. As a result, we recorded bad debt expense of approximately $18,000 for the six months ended June 30, 2007 and $25,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. As of June 30, 2007, our accounts receivable balance was approximately $1,028,000, net of allowance for doubtful accounts of approximately $67,000.

Stock-Based Compensation

At December 31, 2006, the Company had one stock-based employee compensation plan. Through December 31, 2005, as permitted under FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amended FAS 123, Accounting for Stock-Based Compensation, the Company elected to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by APB 25, Accounting for Stock Issued to Employees and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation. Beginning January 1, 2006, the company adopted FAS 123(R), Share-Based Payments, using the modified-prospective method, and as such, prior periods have not been restated. Compensation expense is recognized over the requisite service period.

Impairment of long-lived and amortizable intangible assets

We perform an on-going analysis of the recoverability of our long-lived and amortizable intangible assets and, for the year ended December 31, 2006, this was done in accordance with FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which we adopted on January 1, 2002. Based on quantitative and qualitative measures, we assess the need to record impairment losses on long-lived and amortizable intangible assets used in operations when impairment indicators are present. The impairment conditions evaluated by us may change from period to period, given that we operate in a volatile business environment. However, such impairment conditions considered are the ability to maintain financial performance objectives, access to new markets and customers, overall market conditions, as well as the value of new contracts. We recorded no impairment charges during the six months ended June 30, 2007, and during the years ended December 31, 2006 and 2005.

Because the conditions underlying the factors we use to evaluate our acquisitions change from time to time, we may determine that it is necessary to take additional material impairment charges in future periods, which could have a material adverse impact on our business, financial condition, results of operations and cash flow.

Impairment of Goodwill and intangible assets with indefinite useful lives

We adopted the provisions of FAS 142, Goodwill and Other Intangible Assets, as of January 1, 2002. FAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested, at least annually, for impairment. We continually evaluate whether events and circumstances that have occurred that indicate that the remaining value of any goodwill and/or intangible assets with indefinite useful lives may not be recoverable. At June 30, 2007, we had no goodwill or intangible assets with indefinite useful lives.

Recent Accounting Pronouncements

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FAS 133, Accounting for Derivative Instruments and Hedging Activities and FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We adopted this statement effective January 1, 2007 and it did not have a material effect on the financial statements.

In June 2006, FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when a company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement. FIN 48’s use of the term “more-likely-than-not” is consistent with how that term is used in FAS 109, a likelihood of occurrence greater than fifty percent. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the financial statements.

In September 2006, FASB issued FAS 157, Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. FAS 157 is effective for fiscal years beginning after November 15, 2007, the year beginning January 1, 2008 for us. We do not believe that the adoption of FAS 157 will have a material effect on the financial statements.

In February 2007, FASB issued FAS159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not believe that the adoption of FAS 159 will have a material effect on the financial statements.

Related Party Transactions

Peter Friedli, one of our stockholders and a director, has relationships with several of our investors and stockholders. He serves as the investment advisor to Venturetec, Inc., Pine, Inc., InVenture, Inc. and Joyce, Ltd. He also serves as President of US Venture 05, Inc., InVenture, Inc. and Venturetec, Inc., as well as its parent corporation, New Venturetec AG. Mr. Friedli is also the President and a controlling stockholder of Friedli Corporate Finance, Inc., Belize. Mr. Friedli engaged in a number of transactions with us, both directly and through companies with which he has affiliations, as follows:

Funding Commitment and Promissory Notes

Friedli Corporate Finance, Inc., Belize has committed to providing our funding needs through the second quarter of 2008. The commitment includes funding needs to payoff any existing notes payable not otherwise under the control of Peter Friedli. Furthermore, Peter Friedli agreed not to call any of the notes payable due to organizations controlled by Peter Friedli prior to July 1, 2008.

During the year ended December 31, 2006, we issued three 10% convertible promissory notes with principal balances totaling $1,500,000 and one 4% convertible promissory note with a principal balance of $1,000,000 to a company affiliated with Peter Friedli. The terms of the convertible promissory notes include, among other things:

•	an interest rate of 10% or 4%, respectively;

•

a conversion feature, whereby the principal amount of and accrued interest on the note is convertible at the option of the holder at any time into shares of Series C preferred stock at a conversion price of $4 per share;

•

The Series C convertible preferred stock into which the convertible promissory notes are convertible has an issue price of $4.00 per share, has an 8% cumulative dividend feature, is convertible into one share of our common stock and has a liquidation feature providing for a payment of two times the initial purchase price upon a liquidation, dissolution, merger or sale of the company.

•	a redemption feature, whereby the note may be redeemed by us at any time by payment of the principal amount of and accrued interest on the note to the holder;

•	a security interest in substantially all of the our assets; and

•	subordinated in right of payment to all existing and future bank indebtedness, including lease and equipment finance obligations, as well as all other indebtedness designated as senior indebtedness.

On September 18, 2007, we issued an aggregate of 5,316,182 shares of common stock in exchange for the cancellation of the following outstanding convertible promissory notes held by organizations affiliated with Peter Friedli. As a result of the exchange, the notes were canceled and we owe no further amounts thereunder.

Note Holders	Principal	Interest Rate	Final Payment Rate		Month Due	Number of Shares Issued in the Exchange
Venturetec, Inc.	$500,000	10%	—		September 2007	356,164
US Venture 05, Inc.	$1,000,000	10%	—		September 2007	766,575
US Venture 05, Inc.	$3,000,000	10%	8	% (1)	September 2007	2,431,233
US Venture 05, Inc.	$500,000	10%	—		September 2007	372,511
US Venture 05, Inc.	$500,000	10%	—		September 2007	359,726
US Venture 05, Inc.	$500,000	10%	—		September 2007	350,959
US Venture 05, Inc.	$1,000,000	4%	—		September 2007	679,014

	$7,000,000					5,316,182

(1)	A final payment charge of 8% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 16%).

Series C Preferred Stock

Effective April 30, 2007, Peter Friedli, InVenture, Inc., Venturetec, Inc. and US Venture 05, Inc. exercised their option to convert their Series C preferred shares, together with unpaid dividends accrued until April 30, 2007, into shares of common stock. As a result 3,239,986 shares of Series C preferred stock were converted into 3,239,986 shares of common stock and 535,537 shares of common stock were issued as dividends. These share numbers reflect the reverse stock split which occurred on May 18, 2007, after the effective date of the conversion. There are no shares of Series C preferred stock outstanding as of the date of this prospectus.

Consulting Agreement

In July 1996, we entered into a consulting agreement with Friedli Corporate Finance, Inc., Belize, whereby Mr. Friedli provides us with financial consulting services and investor relations advice. There have been subsequent renewal agreements, with the most recent renewal being signed in November 2006, extending the agreement until November 2008. Pursuant to this agreement, Friedli Corporate Finance, Inc., Belize is paid $4,000 per month plus reimbursement of expenses related to Mr. Friedli’s services.

Friedli Corporate Finance, Inc., Belize also provides investment banking services, including but not limited to, helping raise funds for the Company. Friedli Corporate Finance, Inc., Belize was paid $250,000, for such services and related costs for the year ended December 31, 2006, which they have indicated to us may be distributed to a number of third party banks who assisted in the financing efforts.

RESULTS OF OPERATIONS

Six months ended June 30, 2007 compared to six months ended June 30, 2006

Revenue. Revenue increased by $99,000, or 3%, to $2,929,000 for the six months ended June 30, 2007, compared to $2,830,000 for the six months ended June 30, 2006.

The Digital Marketing Solutions segment’s revenue of $1,925,000 was higher by $307,000 and the Digital Media’s revenue of $1,004,000 was lower by $208,000 when compared to the prior year.

The increase for the Digital Marketing Solutions segment primarily relates to renewal contracts for 2007 being larger than the contracts for 2006. We continue to focus on increasing future revenue for the Collabrys and E-centives business units by acquiring new clients and increasing the size of our existing clients’ businesses through growing the level and types of technologies and services we provide to them.

The Digital Media segment’s decrease in revenue can be attributed to the decline of agency driven media buys due to the small size of ConsumerREVIEW.com’s overall network in comparison to other sites on the Internet. This size issue prevents our network from being listed high enough in the media buyers’ planning tools. To help alleviate this situation and improve our future revenue, we are focusing on additional traffic and better marketing efforts.

We continue to focus on increasing future revenue by acquiring new clients and increasing the size of our existing clients’ businesses through growing the level and types of technologies and services we provide to them.

Cost of Revenue. Cost of revenue consists primarily of expenses related to providing our services, including payroll and related expenses for personnel, depreciation of servers, content costs, network and hosting charges. For the six months ended June 30, 2007, cost of revenue related expenses of $1,777,000 was $203,000, or 13%, higher than the $1,574,000 for the six months ended June 30, 2006. This increase can be primarily attributed to higher personnel related costs in both the Digital Marketing Solutions and Digital Media segments.

Our future cost of revenue expense will fluctuate based on future revenue activity; however, there are some fixed costs that will not necessarily change as revenue increases or decreases. Such fixed costs include network and hosting and personnel related costs.

Product Development. Product development consists primarily of expenses related to the development and enhancement of our technology and services, including payroll and related expenses for personnel, as well as other associated expenses for our technology department. We expense product development costs as incurred. Product development expense, exclusive of stock-based compensation of approximately $5,000 and $19,000 for the six months ended June 30, 2007 and 2006, increased by $80,000 or 17% to $548,000 for the six months ended June 30, 2007, compared to $468,000 for the six months ended June 30, 2006. This increase can be primarily attributed to the use of outside consultants in the Digital Marketing Solutions segment.

We expect that product development costs will remain at the same level, with no current plans to significantly change the number of personnel related to this group.

General and Administrative. General and administrative expenses include payroll and related expenses for accounting, finance, legal, human resources, and administrative personnel, as well as selected executives. In addition, general and administrative expenses include fees for professional services, occupancy related costs, and all other corporate costs, including depreciation and amortization. General and administrative expenses, exclusive of stock-based compensation of approximately $19,000 and $65,000 for the six months ended June 30, 2007 and 2006, increased by $288,000, or 16%, to $2,064,000 for the six months ended June 30, 2007 when compared to $1,776,000 for the six months ended June 30, 2006. A large portion of the increase was due to the reversal in the second quarter of 2006 of a $250,000 accrual that was recorded in 2001 associated with a legal settlement. The accrual was reversed because the payment of the amount was no longer deemed probable. A portion of this increase can also be attributed to higher legal bills associated with the reverse stock split, the name change to Invenda Corporation, the adoption of a 2007 Stock Incentive Plan and the conversion of series C preferred stock into common stock.

General and administrative expenses are expected to stay at or near the current level in future periods in the near term.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll, sales commissions and related expenses for personnel engaged in sales and marketing, as well as advertising and promotional expenditures. Sales and marketing expenses, exclusive of stock-based compensation of approximately $4,000 and $3,000 for the six months ended June 30, 2007 and 2006, were $604,000 and $730,000, respectively. The expenses for the six months ended June 30, 2007 were lower by $126,000, or 17%, primarily due to lower commissions for ConsumerREVIEW.com and the Collabrys and E-centives business units having fewer sales personnel during 2007.

We expect that our sales and marketing expenses will increase in future periods as we increase our sales force and our marketing efforts.

Stock-based Compensation. Stock-based compensation expense of approximately $28,000 and $87,000 for the six months ended June 30, 2007 and June 30, 2006, respectively, represent our adoption of the “modified prospective” method of FAS 123(R) in which compensation cost is recognized beginning with the effective date (a) based on the requirements of FAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirement of FAS 123(R) for all awards granted to employees prior to the effective date of FAS 123(R) that remain unvested on the effective date.

Other Income. Other income for the six months ended June 30, 2007 and 2006 was $167,000 and $250,000, respectively. Other income represents payments associated with the settlement of our litigation with Coupons, Inc. Per the settlement, we were receiving an aggregate of $1 million dollars over a two year period, starting in May 2005 and ending in April 2007 (see “ Description of Business – Legal Proceedings” for further details.) This income was recognized on a cash receipts basis due to the uncertainty as to the collection of the $1 million.

Interest Expense. Interest expense primarily consists of interest and final payment fees related to the convertible promissory notes and deferred financing fee amortization. Interest expense of $643,000 for the six months ended June 30, 2007 was $71,000 lower than the interest expense of $714,000 for the six months ended June 30, 2006. This decrease reflects lower deferred financing fee amortization of approximately $60,000, lower final payment fees of approximately $83,000 due to some of the convertible promissory notes final payment fees reaching the maximum amount payable and higher convertible promissory note interest of approximately $71,000 resulting from the higher amount of debt held during the six months ended June 30, 2007.

Net Loss. Net loss increased by $298,000 to $2,562,000 for the six months ended June 30, 2007, compared to $2,264,000 for the six months ended June 30, 2006. This is the combined effect of higher revenue of $99,000, an increase in operating expenses of $470,000 and lower interest expense of $71,000.

We believe that our net loss will incrementally decrease in future periods due to anticipated increases in revenue based on revamping the sales force of our Collabrys and E-centives business units and improved user experience in some of our ConsumerREVIEW.com sites, as well as constant operating costs.

Year ended December 31, 2006 compared to year ended December 31, 2005

Revenue. Revenue increased by $485,000, or 8%, to $6,502,000 for the year ended December 31, 2006, compared to $6,017,000 for the year ended December 31, 2005.

The Digital Marketing Solutions segment’s revenue of $3,939,000 was higher by $215,000 and Digital Media’s revenue of $2,563,000 was higher by $270,000 when compared to the prior year. Digital Media’s increase in revenue can largely be attributed to the increase in the number and dollar amount of advertising contracts.

Approximately $40,000 of the $215,000 increase for the Digital Marketing Solutions segment relates to royalties associated with the settlement of our litigation with Coupons, Inc. Per the settlement, starting in mid 2005, we began receiving quarterly royalties based upon revenue that Coupons, Inc. earns relating to the patents licensed to them.

Cost of Revenue. For the year ended December 31, 2006, cost of revenue related expenses of $2,990,000 was only $8,000 higher than the $2,982,000 for the year ended December 31, 2005. Although network and hosting charges and personnel related costs were lower, content costs and outsourced consulting costs were higher.

Product Development. Product development expense, exclusive of stock-based compensation of approximately $32,000 and $25,000 for years ended December 31, 2006 and 2005, decreased by $44,000, or 5%, to $899,000 for the year ended December 31, 2006, compared to $943,000 for the year ended December 31, 2005. There were no significant changes in the amounts and types of expenses for the year ended December 31, 2006 when comparing expenses to those for the year ended December 31, 2005.

General and Administrative. General and administrative expenses, exclusive of stock-based compensation of approximately $106,000 and $112,000 for years ended December 31, 2006 and 2005, decreased $588,000, or 15%, to $3,419,000 for the year ended December 31, 2006 when compared to $4,007,000 for the year ended December 31, 2005.

Approximately $276,000 of this decrease is attributable to the September 2005 renewal of our Bethesda, Maryland office lease for less space. In addition, the second quarter of 2006 included a reversal of a $250,000 accrual recorded in 2001 associated with a legal settlement. The accrual was reversed because the payment of the amount was deemed remote.

Sales and Marketing. Sales and marketing expenses, exclusive of stock-based compensation of approximately $3,000 and $46,000 for years ended December 31, 2006 and 2005, was $1,280,000 for the year ended December 31, 2006. These expenses were lower by $162,000, or 11%, when compared to $1,442,000 for the year ended December 31, 2005. A large portion of the expense can be attributed to the Interactive Database Marketing division having fewer sales personnel during 2006.

Stock-based Compensation. Stock-based compensation expense of approximately $140,000 for the year ended December 31, 2006 represents our adoption of the “modified prospective” method of FAS 123(R) in which compensation cost is recognized beginning with the effective date (a) based on the requirements of FAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirement of FAS 123(R) for all awards granted to employees prior to the effective date of FAS 123(R) that remain unvested on the effective date.

Stock-based compensation expense of approximately $182,000 for the year ended December 31, 2005 consists of the difference between the fair value of our common stock and the exercise price of certain performance-based options prior to the measurement date and the difference between the estimated fair value of our common stock and the exercise price of stock options issued to employees recognized ratably over the vesting period.

Other Income. Other income for the years ended December 31, 2006 and 2005 was $500,000 and $333,000, respectively. Other income represents payments associated with the settlement of our litigation with Coupons, Inc. Per the settlement, starting in May 2005, we are receiving an aggregate of $1 million dollars over a two year period.

Interest Expense. Interest expense of $1,383,000 for the year ended December 31, 2006 was $313,000 higher than the interest expense of $1,070,000 for the year ended December 31, 2005. This increase is the effect of the higher interest and financing fee amortization resulting from the higher amount of debt held during the year ended December 31, 2006.

Net Loss. Net loss decreased by $1.2 million to $3.1 million for the year ended December 31, 2006, compared to $4.3 million for the year ended December 31, 2005. This is the combined effect of higher revenue of $485,000, a decrease in operating costs of $829,000, an increase in other income of $167,000 and higher interest expense of $313,000.

LIQUIDITY AND CAPITAL RESOURCES

On September 18, 2007, we exchanged an aggregate principal amount of $8.25 million in convertible promissory notes plus accrued and unpaid interest in exchange for the issuance of 6,410,626 shares of common stock. As a result of the exchange, the notes were canceled and we owe no further amounts thereunder. See below for a schedule of the convertible promissory notes exchanged on September 18, 2007.

Month Issued	Principal	Interest Rate	Final Payment Rate		Month Due	Number of Shares Issued in the Exchange
May 2003	$100,000	8%	10	%(1)	September 2007(3)	81,719
May 2003	$100,000	8%	10	%(1)	September 2007(3)	81,719
June 2003	$300,000	8%	10	%(1)	September2007(3)	245,041
June 2003	$150,000	8%	10	%(1)	September 2007(3)	122,523
November 2003	$500,000	8%	10	%(1)	September 2007(3)	478,801
February 2004	$100,000	8%	10	%(1)	February 2007	84,641
July 2005	$500,000	10%	—		September 2007(3)	356,164
September 2005	$1,000,000	10%	—		September 2007(3)	766,575
November 2005	$3,000,000	10%	8	%(2)	September 2007(3)	2,431,233
January 2006	$500,000	10%	—		September 2007(3)	372,511
June 2006	$500,000	10%	—		September 2007(3)	359,726
September 2006	$500,000	10%	—		September 2007	350,959
October 2006	$1,000,000	4%	—		September 2007	679,014

Total	$8,250,000					6,410,626

(1)	A final payment charge of 10% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 30%).

(2)	A final payment charge of 8% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 16%).

(3)	Per an amendment to the convertible promissory note.

On June 30, 2007, we held $253,000 in cash and cash equivalents. Cash used in operating activities for the six months ended June 30, 2007 was $221,000, a decrease of $776,000 over the $997,000 for the six months ended June 30, 2006. Net losses adjusted for non-cash items was $1,953,000 for the six months ended June 30, 2007, while for the six months ended June 30, 2006 it was $1,580,000, an increase in net loss adjusted for non-cash items of $373,000. For the six months ended June 30, 2007 accounts receivable and other receivables decreased by $1,018,000 and prepaid expenses and other assets increased by $92,000, while for the six months ended June 30, 2006 accounts receivable and other receivables decreased by $276,000 and prepaid expenses and other assets increased by $60,000. Accounts payable and accrued expenses and other liabilities increased by $923,000 and $319,000, respectively, for the six months ended June 30, 2007 and June 30, 2006. Deferred revenue decreased by $116,000 for the six months ended June 30, 2007, while it increased by $48,000 for the six months ended June 30, 2006.

Investing activities for the six months ended June 30, 2007 and 2006 was $138,000 and $81,000, respectively. Cash used in investing activities for both periods represented the purchase of property and equipment.

For the six months ended June 30, 2007, net cash provided by financing activities was $27,000 compared to the $936,000 for the six months ended June 30, 2006. Cash provided by financing activities for the six months ended June 30, 2007 was received in association with the exercise of options and warrants. For the six months ended June 30, 2006, $900,000 related to funding, of which $1,000,000 was received from the issuance of convertible promissory notes and $100,000 was paid for debt issuance costs. We also received $41,000 in association with the exercise of options and made payments of $5,000 under capital lease obligations.

We currently anticipate that future revenues and cash from our existing financing commitments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through the second quarter of 2008. This forecast is based on our plan to use the funds from the financing commitment described below.

Friedli Corporate Finance, Inc., Belize has committed to provide our funding needs through the second quarter of 2008. The commitment includes funding needs to payoff any existing notes payable not otherwise under the control of Peter Friedli. Furthermore, Peter Friedli agreed not to call any of the notes payable due to organizations controlled by Peter Friedli prior to July 1, 2008. As noted above, all of the outstanding notes were canceled in the exchange.

If Friedli Corporate Finance, Inc., Belize is unable or unwilling to fulfill its remaining financing commitment to us or we are not offered financing by Friedli Corporate Finance, Inc., Belize on acceptable terms and conditions, it is not likely that we will be able to replace such committed funds on acceptable terms or at all. If our future revenues do not increase significantly to a level sufficient to cover our operating costs, we will continue to need to raise additional funds to continue operations. We do not know when, if ever, our future revenues will reach a level sufficient to cover operating expenses. In addition, we may need to raise additional funds sooner than anticipated to respond to competitive pressures, to develop new or enhanced products or services, to fund our expansion or to make acquisitions. We may not be able to find financing on acceptable terms or at all.

If adequate funds are not available, or not available on acceptable terms, we may not be able to continue operations, and would need to seek bankruptcy protection or a buyer for our assets.

OFF BALANCE SHEET ARRANGEMENTS

We do not currently have any off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

MANAGEMENT AND CORPORATE GOVERNANCE

The following table presents information about each of our executive officers, key employees and directors as of June 30, 2007.

Name	Age	Position(s) with Company
Kamran Amjadi	43	Chief Executive Officer and Chairman
Mehrdad Akhavan	43	Chief Marketing Officer, President, Secretary and Director
Tracy Slavin	37	Chief Financial Officer
John Hoffman	48	Vice President of Network Operations
Amori Langstaff	36	Vice President of Client Services
Peter Friedli	54	Director
David Jodoin	42	Director

Kamran Amjadi served as our Chairman and Chief Executive Officer from August 1996 (when he co-founded our business) through June 2004 when he resigned as Chairman and Chief Executive Officer. From June 2004 through April 2005 he worked as a consultant for the Company and in April 2005 he was re-appointed our Chairman and Chief Executive Officer. From September 1990 until August 1996, Mr. Amjadi was the Executive Vice President and Director of United States Operations for MP Technologies, a software company. From July 1986 until August 1990, Mr. Amjadi was a software engineer with the Hewlett-Packard Corporation.

Mehrdad Akhavan was appointed to the new position of Chief Marketing Officer in April 2005. From June 2004 through April 2005 he served as our Chief Executive Officer. Prior to that time, he served as our President and Chief Operating Officer since October 1999, having served as our Executive Vice President and Secretary since he co-founded our business in August 1996. Mr. Akhavan was elected to our Board of Directors in October 1996. From December 1994 until August 1996, Mr. Akhavan was President of TechTreK, a children’s computer entertainment and education center. From January 1991 until December 1994, Mr. Akhavan was President of Trident Software, a company he co-founded, which digitized works of art.

Tracy Slavin became our Chief Financial Officer in June 2004. Ms. Slavin joined us in September 2000, and until her promotion served as Controller and Senior Director of Accounting. Ms. Slavin, a CPA, has an MBA and corporate accounting, finance and auditing experience. Prior to joining the Company, she served as Vice President of Accounting for Thomson Financial, a division of The Thomson Corporation, a leading provider of financial information, analysis, research and software products. From 1993 to 1997, Ms. Slavin served as Assistant Controller for Phillips International, Inc., a consumer and business-to-business information company. Ms. Slavin began her career as an auditor with PricewaterhouseCoopers LLP.

John Hoffman oversees our internal and external computer services, security and operation as our Vice President of Network Operations. He became a member or our team when we acquired BrightStreet.com in December 2001. At BrightStreet Inc.’s he oversaw their network infrastructure, where he managed more than 24 systems providing scalability and high availability architectures. John brings more than 19 years of experience in computer operations, software development and security. He has obtained varied development and operational experience both in high security government work and the Internet. Prior to BrightStreet, he held various positions at Lockheed Missile & Space Company, from 1998 to 2000, and at Netcom Online Communications, from 1994 to 1998.

Amori Langstaff, our Vice President of Client Services, joined us in March 2000. Amori oversees all client implementations, managing such processes as account services, business strategy, performance analyses and production. She brings to the Company ten years of experience designing and delivering results-based database and customer loyalty marketing solutions for retail and hospitality companies, including the Mandarin Oriental Hotel Group, Asset Marketing and Regent International Hotels. Amori has extensive experience in creating and implementing marketing campaigns, customer segmentations, database marketing programs and corporate business plans, and in leading consultative client engagements. At the Company, her contributions have promoted better and more profitable client relationships, streamlined sales and fulfillment processes.

Peter Friedli co-founded our business in August 1996. Mr. Friedli was elected to our Board of Directors in October 1996. Mr. Friedli has been the principal of Friedli Corporate Finance, Inc., Belize, a venture capital firm, since its inception in 1986. Prior to joining Friedli Corporate Finance, Inc., Belize, Mr. Friedli worked as an international management consultant for service and industrial companies in Europe and the U.S. Mr. Friedli also serves as the President of New Venturetec, Inc., a publicly traded Swiss venture capital investment company and currently serves as a Director of Osiris Therapeutics a publicly traded biotech company. He also serves as a Director in certain private companies.

David Jodoin was appointed as a Director in November 2005. Since December 2005 Mr. Jodoin has been the Chief Executive Officer of Iperia, an enterprise software company specializing in solutions for service providers in the voice over IP industry. From 2002 until 2005, Mr. Jodoin served as Chief Executive Officer of Alpha NetSolutions, Inc., an information technology consulting organization specializing in strategic consulting, web services and Linux migration strategies. Previously, Mr. Jodoin was the founder and Chief Executive Officer of Innovative Computer Concepts, which merged with Vantive Corporation, a publicly held customer relationship management software company, which eventually merged with PeopleSoft, Inc. While at Vantive, Mr. Jodoin held the position of Executive Vice President and General Manager.

Board of Directors

Our Board of Directors consists of Kamran Amjadi, Mehrdad Akhavan, Peter Friedli and David Jodoin, with Mr. Amjadi serving as Chairman of the Board. The Board affirmatively determines the independence of each Director and nominee for election as a Director; and has adopted the independence standards of The NASDAQ Stock Market LLC. At this time, the Board has determined that only one member of our Board of Directors, David Jodoin, is independent under such standards.

During 2006, our Board of Directors met 5 times and acted 2 times by unanimous written consent, and each of our directors attended at least 75% of the meetings. The Board of Directors only has one standing committee, the Compensation Committee. We do not have a standing Audit Committee or a standing Nominating Committee because our Board of Directors has consisted of only three or four members and it has been determined that the entire Board of Directors adequately serves the functions of both an Audit Committee and a Nominating Committee.

Compensation Committee: The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of other employees and consultants. The Compensation Committee also administers our various incentive compensation, stock and benefit plans. As of June 30, 2007, the Compensation Committee consisted of Mr. Friedli. The Company currently does not have a Compensation Committee Charter. See the “Compensation Discussion and Analysis” section below for further information regarding the compensation process.

Audit Committee: We do not have a separately designated standing Audit Committee of our Board of Directors, and therefore we do not have any independent audit committee financial experts under Item 407(e) of Regulation S-B. We are listed on the SWX Swiss Exchange, which does not currently require that listed companies have an audit committee. We intend to expand our current Board of Directors to accommodate a separately designated Audit Committee, and to appoint members of such Committee, at a later date.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for the year ended December 31, 2006 for our Chief Executive Officer and our other executive officers as of December 31, 2006, and two other most highly compensated employees for the year ended December 31, 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position(s)	Year	Salary	Option Awards (1)	Total Compensation
Kamran Amjadi Chief Executive Officer and Chairman	2006	$250,000	$—	$250,000
Mehrdad Akhavan Chief Marketing Officer, President, Secretary and Director	2006	$200,000	$—	$200,000
Tracy Slavin Chief Financial Officer	2006	$149,995	$44,713	$194,707
John Hoffman Vice President of Network Operations	2006	$150,000	$11,250	$161,250
Amori Langstaff Vice President of Client Services	2006	$150,000	$36,375	$186,375

(1)	Amounts shown in this column are based on the accounting expense for the corresponding year related to stock option awards made in that year and in prior periods. The assumptions used to calculate the accounting expense recognized are set forth in Note 2 of the Notes to the Financial Statements on page F-20 of this prospectus.

Grants of Plan-Based Awards Table

There were no grants of plan-based awards to any of our Named Executive Officers during the year ended December 31, 2006.

Compensation Discussion and Analysis

Our compensation policies are designed to attract, motivate and retain experienced and qualified executives, increase the Company’s overall performance, increase stockholder value and enhance the performance of individual executives.

The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, it is Company policy to grant stock options to executives upon their commencement of employment and thereafter as determined by the Compensation Committee in order to strengthen the alliance of interest between such executives and our stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on the Company’s performance, as reflected in the market price of our common stock.

The following describes in more specific terms the elements of compensation that implement the Compensation Committee’s compensation policies, with specific reference to compensation reported for 2006.

Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer companies in the our geographic region. The Compensation Committee reviews the base salaries of executive officers based upon, among other things, individual performance and responsibilities.

The Chief Executive Officer recommends annual salary adjustments by evaluating the performance of each executive officer after considering new responsibilities and the previous year’s performance and the financial health of the Company. The Compensation Committee performs the same review when evaluating the performance of the Chief Executive Officer. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives.

Bonuses. The Compensation Committee may award bonuses to its executive officers that are based on both corporate and individual performance, as well as the financial health of the Company. The corporate performance factors include, among other things, revenue and earnings targets established in the Company’s annual budget. The Company decided not to issue any bonuses to its executives for the year ended December 31, 2006, primarily due to the fact that the Company continued to require external funding. This decision does not reflect future decisions on bonus payments as other factors may weigh more prominently in the future.

Stock-Based Compensation. Another component of executive officers’ compensation consists of awards under the Invenda Corporation 2007 Stock Incentive Plan, adopted in May 2007, pursuant to which we grant executive officers and other key employees options to purchase shares of common stock. Although the Amended and Restated E-centives, Inc. Stock Option and Incentive Plan adopted in September 2000 remains in effect and options under the plan remain outstanding, we ceased making awards under the plan as of the adoption of our 2007 Stock Incentive Plan.

The Compensation Committee grants stock options to executives in order to align the interests of those executives with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the common stock, which in turn results in stockholder gains. The Compensation Committee generally grants options to new executive officers and other employees upon their commencement of employment and thereafter as determined by the Compensation Committee. The options generally are granted at an exercise price equal to the closing market price of the common stock on the trading day of the date of grant. Options granted typically vest over a period of four years following the date of grant. The maximum option term is ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for our stockholders through appreciation of stock price. Management believes that stock options have been helpful in attracting and retaining skilled executive personnel.

The Company decided not to issue any options to its executives for the year ended December 31, 2006, primarily due to the fact that the Company continued to require external funding. This decision does not reflect future decisions on option grants as other factors may weigh more prominently in the future.

Other. The Company has a tax-qualified employee savings plan, which covers all of its employees. Eligible employees may defer up to 25% of their pre-tax earnings, subject to the Internal Revenue Service’s annual contribution limit. The 401(k) plan permits the Company to make additional discretionary matching contributions on behalf of all participants in the 401(k) plan in an amount determined by the Company, although it currently does not do so. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions by employees or by the Company to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions made by the Company, if any, will be deductible by the Company when made.

Chief Executive Officer Compensation. The executive compensation policy described above is applied in setting the Chief Executive Officer’s compensation. The Chief Executive Officer’s compensation generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, the compensation consists of an annual base salary, a potential annual cash bonus and, potentially, long-term equity-linked compensation in the form of stock options. The Compensation Committee’s general approach in establishing the Chief Executive Officer’s compensation is to be competitive with peer companies, but to have a percentage of his target compensation based upon certain performance criteria and targets established in the Company’s strategic plan.

Outstanding Equity Awards at Fiscal Year End Table

The following table presents information with respect to stock options held by each of our Named Executive Officers as of December 31, 2006. The Company has not issued any stock awards.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Kamran Amjadi	10,000	—	$25.00	07/27/2007
	27,500	—	$130.00	07/27/2007
	261,179	—	$1.30	07/27/2007
Mehrdad Akhavan	10,000	—	$25.00	05/14/2009
	27,500	—	$130.00	06/30/2010
	186,826	—	$1.30	10/07/2012
Tracy Slavin	1,500	—	$65.00	10/03/2010
	1,125	—	$1.30	10/07/2012
	7,625	15,250	$1.30	06/21/2014
John Hoffman	2,000	—	$5.50	12/12/2011
	10,000	—	$1.30	10/07/2012
Amori Langstaff	500	—	$65.00	03/12/2010
	10,000	—	$1.30	10/07/2012
	7,500	7,500	$1.30	06/21/2014

(1)	The share numbers and prices have been adjusted to reflect the reverse stock split which occurred on May 18, 2007.

Option Exercises and Stock Vested Table

During the year ended December 31, 2006, no stock options were exercised by any of the Named Executive Officers and as we do not grant any stock awards, there were no stock awards that vested.

Potential Payments upon Termination or Change in Control

There are no potential payments upon termination or a change in control of the Company for any of our Named Executive Officers.

Director Compensation

We do not currently compensate our directors who are also employees. Each non-employee director is currently reimbursed for reasonable travel expenses for each board meeting attended. In 2006, David Jodoin received 50,000 shares of our common stock for his appointment to the Board of Directors. Future year’s compensation for non-employee directors has not yet been decided.

In July 1996, we entered into a consulting agreement with Friedli Corporate Finance, Inc., Belize, whereby Mr. Friedli provides us with financial consulting services and investor relations advice. There have been subsequent renewal agreements, with the most recent renewal being signed in November 2006, extending the agreement until November 2008. Pursuant to this agreement, Friedli Corporate Finance, Inc., Belize is paid $4,000 per month plus reimbursement of expenses related to Mr. Friedli’s services. See “Certain Relationships and Related Transactions” below for additional information on various relationships between Mr. Friedli and his affiliates and the company.

The following tables set forth the compensation for the year ended December 31, 2006 and the aggregate number of equity awards outstanding at December 31, 2006 for our non-employee directors as of December 31, 2006.

Director Compensation Table

Name	Stock Awards		All Other Compensation		Total
Peter Friedli	$—		$63,000	(1)	$63,000
David Jodoin	$11,000	(2)	$—		$11,000

(1)	Represents the amount Peter Friedli was paid in 2006 for consulting services.

(2)	David Jodoin was awarded 5,000 shares (adjusted to reflect the reverse stock split which occurred on May 18, 2007) of our common stock for service on our board of directors. The value was determined using the closing market price of $0.22 on the date of grant.

Outstanding Director Equity Awards at Fiscal Year-End Table

The stock options awards in the table below have been adjusted to reflect the reverse stock split which occurred on May 18, 2007.

Name	Stock Option Awards (exercisable/unexercisable)
Peter Friedli	9,000 / —
David Jodoin	— / —

SELLING SECURITY HOLDERS

The following table presents information regarding the beneficial ownership of common stock as of September 30, 2007:

•	each person, or group of affiliated persons, who is the beneficial owner of more than 5% of our outstanding common stock;

•	each of our Named Executive Officers;

•	each of our directors; and

•	the selling stockholders.

Unless otherwise indicated, the address of each person identified is c/o Invenda Corporation, 6901 Rockledge Drive, 6th Floor, Bethesda, Maryland 20817.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote. The persons named in this table have sole voting power for all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days after September 30, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned			Maximum Number of Shares Offered Under this Prospectus		Shares Beneficially Owned After Offering (1)
Name	Number		Percent of Class	Number		Number	Percent of Class
DIRECTORS, NAMED EXECUTIVE OFFICERS AND BENEFICIAL OWNERS OF MORE THAN 5%
Kamran Amjadi	159,600		1.0	—		159,600	1.0
Mehrdad Akhavan	290,326	(2)	1.7	—		290,326	1.7
David Jodoin	5,000		*	—		5,000	*
Tracy Slavin	10,250	(3)	*	—		10,250	*
John Hoffman	12,000	(3)	*	—		12,000	*
Amori Langstaff	21,750	(3)	*	—		21,750	*
Peter Friedli c/o Friedli Corporate Finance Freigutstrasse 5 8002 Zürich, Switzerland	12,953,412	(4)	77.9	1,500,000	(5)	11,453,412	69.6
Venturetec, Inc. c/o Friedli Corporate Finance Freigutstrasse 5 8002 Zürich, Switzerland	2,436,203	(6)	14.7	—		2,436,203	14.7
New Venturetec AG (7) c/o Friedli Corporate Finance Freigutstrasse 5 8002 Zürich, Switzerland	2,436,203		14.7	—		2,436,203	14.7
InVenture, Inc. c/o Friedli Corporate Finance Freigutstrasse 5 8002 Zürich, Switzerland	3,155,139		19.2	—		3,155,139	19.2
SELLING STOCKHOLDERS
US Venture 05, Inc. c/o Friedli Corporate Finance Freigutstrasse 5 8002 Zürich, Switzerland	5,395,538		32.8	1,500,000	(8)	3,895,538	24.3
LGT Bank in Liechtenstein	266,416		1.6	261,416	(9)	5,000	*
Union Bancaire Privee	88,277		*	81,719	(9)	6,558	*
Bank Julius Baer & Co.	193,826		1.2	190,826	(9)	3,000	*
Franca Segre	81,682		*	81,682	(9)	—	—
Jorg Bader	1,300		*	1,300	(10)	—	—
Georges Mari	10,000		*	10,000	(10)	—	—

*	Less than 1% of the outstanding shares of common stock.

(1)	Assuming sale of all shares offered under this prospectus.

(2)	Includes 224,326 shares issuable upon exercise of vested stock options.

(3)	Represents shares issuable upon exercise of vested stock options.

(4)	Includes 1,890,932 shares of outstanding common stock, 66,600 shares issuable upon exercise of warrants and 9,000 shares issuable upon exercise of vested stock options held by Mr. Friedli individually, as well as shares of common stock and shares underlying warrants held by entities over which Mr. Friedli has control, as follows: InVenture, Inc. — 3,155,139 shares of common stock; US Venture 05, Inc. — 5,395,538 shares of common stock and Venturetec, Inc. — 2,336,203 shares of common stock and 100,000 shares issuable upon exercise of warrants. Mr. Friedli has sole voting and investment power with respect to 1,966,532 shares and shared voting and investment power with respect to 10,986,880 shares.

(5)	Includes 375,000 shares issued upon conversions of Series C preferred stock, 60,520 shares issued upon the issuance of dividends on the Series C preferred stock and 1,064,480 shares issued in exchange for the cancellation of convertible promissory notes held by US Venture 05, Inc., an entity over which Mr. Friedli has control.

(6)	Includes 100,000 shares issuable on exercise of warrants.

(7)	Includes shares held by Venturetec, Inc. New Venturetec AG may be deemed to control Venturetec, Inc. by virtue of its ownership of 100% of Venturetec, Inc.’s capital stock and its corresponding right to elect Venturetec, Inc.’s directors, and, therefore, our capital stock owned by Venturetec, Inc. may also be deemed to be beneficially owned by New Venturetec, Inc.

(8)	Includes 375,000 shares issued upon conversions of Series C preferred stock, 60,520 shares issued upon the issuance of dividends on the Series C preferred stock and 1,064,480 shares issued in exchange for the cancellation of convertible promissory notes.

(9)	Represents shares issued in exchange for the cancellation of convertible promissory notes.

(10)	Represents shares issued upon exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Peter Friedli, one of our stockholders and a director, has relationships with several of our investors and stockholders. He serves as the investment advisor to Venturetec, Inc., Pine, Inc., InVenture, Inc. and Joyce, Ltd. He also serves as President of US Venture 05, Inc., InVenture, Inc. and Venturetec, Inc., as well as its parent corporation, New Venturetec AG. Mr. Friedli is also the President and a controlling stockholder of Friedli Corporate Finance, Inc., Belize. Mr. Friedli engaged in a number of transactions with us, both directly and through companies with which he has affiliations, as follows:

Funding Commitment and Promissory Notes

Friedli Corporate Finance, Inc., Belize has committed to providing our funding needs through the second quarter of 2008. The commitment includes funding needs to payoff any existing notes payable not otherwise under the control of Peter Friedli. Furthermore, Peter Friedli agreed not to call any of the notes payable due to organizations controlled by Peter Friedli prior to July 1, 2008.

Effective April 30, 2007, all holders of Series C preferred stock (all of which are related parties of Peter Friedli) exercised their option to convert their Series C preferred shares, together with unpaid dividends accrued until April 30, 2007, into shares of our common stock. As a result 3,239,986 shares of Series C preferred stock were converted into 3,239,986 shares of common stock and 535,537 shares of common stock were issued as dividends. These share numbers reflect the reverse stock split, which occurred on May 18, 2007 after the effective date of the conversion.

During the year ended December 31, 2006, we issued three 10% convertible promissory notes with principal amounts totaling $1,500,000 and one 4% convertible promissory note with a principal amount of $1,000,000 to US Venture 05, Inc.

The terms of the convertible promissory notes include, among other things:

•	an interest rate of 10% or 4%, respectively;

•

a conversion feature, whereby the principal amount of and accrued interest on the note is convertible at the option of the holder at any time into shares of Series C preferred stock at a conversion price of $4 per share;

•

The Series C convertible preferred stock into which the convertible promissory notes are convertible has an issue price of $4.00 per share, has an 8% cumulative dividend feature, is convertible into ten shares of our common stock and has a liquidation feature providing for a payment of two times the initial purchase price upon a liquidation, dissolution, merger or sale of the company.

•	a redemption feature, whereby the note may be redeemed by us at any time by payment of the principal amount of and accrued interest on the note to the holder;

•	a security interest in substantially all of our assets; and

•	subordinated in right of payment to all existing and future bank indebtedness, including lease and equipment finance obligations, as well as all other indebtedness designated as senior indebtedness.

On September 18, 2007, we issued an aggregate of 5,316,182 shares of common stock in exchange for the cancellation of all of the outstanding convertible promissory notes held by organizations affiliated with Peter Friedli. As a result of the exchange, the notes were canceled and we owe no further amounts thereunder.

Consulting Agreement

In July 1996, we entered into a consulting agreement with Friedli Corporate Finance, Inc., Belize, whereby Mr. Friedli provides us with financial consulting services and investor relations advice. There have been subsequent renewal agreements, with the most recent renewal being signed in November 2006, extending the agreement until November 2008. Pursuant to this agreement, Friedli Corporate Finance, Inc., Belize is paid $4,000 per month plus reimbursement of expenses related to Mr. Friedli’s services. Consulting expense under the Friedli Corporate Finance, Inc., Belize agreement was approximately $63,000 for the year ended December 31, 2006. Friedli Corporate Finance, Inc., Belize also earns fees for helping raise funds for the Company. For help in securing the funds associated with the convertible promissory notes issued during the year ended December 31, 2006, Friedli

Corporate Finance, Inc., Belize was paid $250,000, which they have indicated to us may be distributed to a number of third party banks who assisted in the financing efforts.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders. Each selling stockholder, the “selling stockholders,” of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the SWX Swiss Exchange or in private transactions. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder or its pledgee, donee, transferee or other successor in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers or use brokers, dealers, underwriters or agents to sell their shares. The broker-dealers acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

Because selling stockholders may be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We have agreed to use our best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part with respect to the shares of our common stock offered hereunder by the selling stockholders until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. Each selling stockholder will pay his, her or its own legal and accounting fees and any other expenses incurred by the selling stockholder. Any commissions, discounts or other fees payable to broker-dealers or other agents in connection with any sale of the common stock by a selling stockholder will be payable by the selling stockholder.

The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock. We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 130,000,000 shares, of which 120,000,000 shares are designated as common stock, par value $0.01 per share, and 10,000,000 shares are designated as preferred stock, par value $0.01 per share. Of the preferred stock, 400,000 shares have been designated as Series B Convertible Preferred Stock and 5,000,000 shares have been designated as Series C convertible preferred stock. As of September 30, 2007, there were issued and outstanding:

•	16,458,888 shares of common stock;

•	options to purchase 362,132 shares of common stock at a weighted average per share exercise price of $13.30; and

•	warrants to purchase 600,400 shares of common stock at a weighted average per share exercise price of $1.49.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote. They do not have cumulative voting rights. As a result, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled, from the date of issuance, to receive ratably dividends, if any, as the board of directors may declare out of funds legally available, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after all debts and other liabilities are paid and any obligations to any holders of our preferred stock are fulfilled. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future may adversely affect the rights, preferences and privileges of holders of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 30, 2007, we had outstanding an aggregate of 16,458,888 shares of our common stock, excluding exercises of our outstanding options and warrants. Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled approximately 1,645,889 shares as of September 30, 2007; or

•	the average weekly trading volume of our common stock on the SWX Swiss Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions.

LEGAL MATTERS

Hogan & Hartson L.L.P. will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS

The financial statements included in this Prospectus and the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL

DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accountants.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Our certificate of incorporation limits the personal liability of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors. As permitted by the Delaware General Corporation law, our amended and restated certificate of incorporation provides that our directors shall not be liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. We have also been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

INVENDA CORPORATION

INVENDA CORPORATION

BALANCE SHEET

June 30, 2007
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$253,173
Accounts receivable, net of allowance for doubtful accounts of $67,301	1,028,252
Prepaid expenses	156,271
Deferred financing fee	96,086
Other	11,000

Total current assets	1,544,782
Property and equipment, net	384,243
Other intangible assets, net	883,879
Other assets	16,011

Total assets	$2,828,915

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short term debt	$8,250,000
Interest and final payment fee payable	1,898,834
Accounts payable	1,250,168
Accrued expenses	384,368
Deferred revenue	59,552
Other liabilities	34,419

Total current liabilities	11,877,341
Other long-term liabilities	24,286

Total liabilities	11,901,627

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.01 par value, 120,000,000 shares authorized, 10,048,262 shares issued and outstanding	100,483
Additional paid-in capital	142,780,068
Accumulated deficit	(151,953,263)

Total stockholders’ deficit	(9,072,712)

Total liabilities and stockholders’ deficit	$2,828,915

The accompanying notes are an integral part of the Financial Statements.

INVENDA CORPORATION

STATEMENTS OF OPERATIONS

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
	(unaudited)
Revenue
Product Sales	$1,451,015	$1,434,929	$2,900,265	$2,796,938
Royalties	11,065	14,457	28,848	33,396

Total revenue	1,462,080	1,449,386	2,929,113	2,830,334

Operating expenses (income)
Cost of revenue	888,755	819,718	1,777,172	1,574,165
Product development, inclusive of stock-based compensation of $2,242 and $4,561 for the three and six months ended June 30, 2007 and $9,166 and $18,815 for the three and six months ended June 30, 2006, respectively.	310,315	236,270	553,167	487,214
General and administrative, inclusive of stock-based compensation of $4,612 and $19,440 for the three and six months ended June 30, 2007 and $32,081 and $64,586 for the three and six months ended June 30, 2006, respectively.	1,038,729	764,664	2,084,099	1,840,959
Sales and marketing, inclusive of stock-based compensation of $1,548 and $3,514 for the three and six months ended June 30, 2007 and $11,729 and $3,100 for the three and six months ended June 30, 2006, respectively.	305,651	357,792	607,631	732,932
Other income	(41,667)	(125,000)	(166,667)	(250,000)

Total operating expenses	2,501,783	2,053,444	4,855,402	4,385,270

Loss from operations	(1,039,703)	(604,058)	(1,926,289)	(1,554,936)
Interest expense	(322,338)	(308,322)	(643,234)	(713,703)
Interest income	2,574	2,606	7,970	4,379

Loss before income taxes	(1,359,467)	(909,774)	(2,561,553)	(2,264,260)
Income taxes	—	—	—	—

Net loss	(1,359,467)	(909,774)	(2,561,553)	(2,264,260)
Dividends on convertible redeemable preferred stock	2,142,149	—	2,142,149	—

Net loss attributable to common stockholders	$(3,501,616)	$(909,774)	$(4,703,702)	$(2,264,260)

Basic and diluted net loss per common share	($0.40)	($0.15)	($0.63)	($0.36)
Shares used to compute basic and diluted net loss per common share	8,789,040	6,228,899	7,517,827	6,222,941

The accompanying notes are an integral part of the Financial Statements.

INVENDA CORPORATION

STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2007	2006
	(unaudited)
Cash flows used in operating activities:
Net loss	$(2,561,553)	$(2,264,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	412,379	372,629
Amortization of deferred financing fee	150,368	210,871
Stock-based compensation	27,515	86,501
Issuance of common stock for services	—	3,875
Provision for doubtful accounts	18,000	10,000
(Increase) decrease in:
Accounts receivable	974,571	(75,427)
Other receivables	43,033	351,397
Prepaid expenses and other current assets	(92,399)	(59,777)
Increase (decrease) in:
Accounts payable	344,455	(47,973)
Accrued expenses and other liabilities	578,662	366,781
Deferred revenue	(116,020)	47,886

Net cash used in operating activities	(220,989)	(997,497)

Cash flows from investing activities:
Acquisition of property and equipment	(138,480)	(80,864)

Net cash used in investing activities	(138,480)	(80,864)

Cash flows from financing activities:
Payments on obligations under capital leases	—	(5,208)
Proceeds from issuance of debt	—	1,000,000
Debt issuance costs	—	(100,000)
Exercise of warrants	17,003	—
Exercise of stock options	9,588	41,414

Net cash provided by financing activities	26,591	936,206

Net decrease in cash and cash equivalents	(332,878)	(142,155)
Cash and cash equivalents, beginning of period	586,051	467,295

Cash and cash equivalents, end of period	$253,173	$325,140

Supplemental disclosure of cash flow information:

Cash paid for interest	$5,441	$10,927

Supplemental disclosure of non-cash investing and financing activities:

Effective April 30, 2007, all shares of the Company’s Series C preferred stock was converted into 3,239,986 shares of the Company’s common stock.

Effective April 30, 2007, accrued dividends of $2,142,149 on the Company’s Series C preferred stock were converted into 535,537 shares of the Company’s common stock.

During May 2007, the Company implemented a one-for-ten reverse stock split of the Company’s outstanding shares of common stock that reduced the shares outstanding from approximately 100,327,738 shares to approximately 10,032,774 shares.

The accompanying notes are an integral part of the Financial Statements.

INVENDA CORPORATION

NOTES TO FINANCIAL STATEMENTS

(unaudited)

(1) DESCRIPTION OF BUSINESS

Invenda Corporation (“Invenda” or the “Company”) was originally established as Imaginex, Inc. on August 2, 1996, through incorporation in the State of Delaware. In October 1996, March 1999 and May 2007 the Company amended its Certificate of Incorporation to change its name to Emaginet, Inc., E-centives, Inc. and to Invenda Corporation, respectively.

The purpose of the name change to Invenda Corporation was to establish a brand identity that more accurately reflects the Company’s current businesses. The name E-centives reflected the Company’s main product at the time which was related to electronic incentives. The Company has been providing a multitude of other products and services via three business units, as described below, for several years. Invenda acts as an umbrella for the three business units.

Invenda provides digital marketing technologies and services, as well as on-line advertising capabilities and solutions for companies across a range of industries. Invenda currently consists of three business units: Collabrys, E-centives and ConsumerREVIEW.com. Through its business units, the Company provides acquisition and retention solutions for companies that do business with millions of Internet users every day. For financial reporting purposes, the Company currently organizes its revenues into two operating segments: Digital Marketing Solutions (formerly the Interactive Database Marketing or “IDBM” division) and Digital Media (formerly the ConsumerREVIEW.com division). Digital Marketing Solutions includes the Collabrys and the E-centives business units and Digital Media includes the ConsumerREVIEW.com business unit.

The principal offerings of the business units in Digital Marketing Solutions include data warehousing, online reporting, Internet couponing and promotions, e-mail marketing, strategic consulting and program management, user experience design and development, as well as analytics and data mining. The principal offerings of the business unit in Digital Media are on-line advertising and e-commerce services.

One of the Company’s Digital Marketing Solutions customers, Reckitt Benckiser, contributed 30% and 28%, respectively, of the Company’s revenue for the six months ended June 30, 2007 and 2006. The customer’s initial contract expired in October 2002 and the customer has subsequently signed five annual renewal agreements, with the most recent renewal expiring on December 31, 2007. Loss of this customer could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Friedli Corporate Finance, Inc., Belize has committed to providing the Company’s funding needs through the second quarter of 2008. The commitment includes funding needs of Invenda to payoff any existing notes payable not otherwise under the control of Peter Friedli. Furthermore, Peter Friedli will not call any of the notes payable due to organizations controlled by Peter Friedli prior to July 1, 2008. If Friedli Corporate Finance, Inc., Belize is unable to fulfill its financing commitment or the Company is not offered financing by Friedli Corporate Finance, Inc., Belize on acceptable terms and conditions, the Company is not likely to be able to replace such committed funds on acceptable terms or at all. If future revenues are insufficient to cover the Company’s operating costs, the Company will need to secure additional funds to continue operations. In addition, the Company may need to raise additional funds sooner than anticipated to respond to competitive pressures, to develop new or enhanced products or services, to fund the Company’s future expansion or to make acquisitions. The Company may not find any additional financing on acceptable terms or at all. If adequate funds are not available, or not available on acceptable terms, the Company may not be able to continue its business, and would need to seek bankruptcy protection or a buyer for its assets.

(2) BASIS OF PRESENTATION

These unaudited financial statements are presented in accordance with the requirements of Form 10-QSB and consequently do not include all the disclosures required in the financial statements included in the Company’s Form 10-KSB. Accordingly, these financial statements and related notes should be read in conjunction with the financial statements and related notes in the Company’s Form 10-KSB for fiscal year 2006.

In the opinion of the Company, the accompanying unaudited financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s balance sheet position as of June 30, 2007 and the results of operations for the three and six month periods ended June 30, 2007 and 2006 and cash flows for the six month periods ended June 30, 2007 and 2006.

The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year or for future periods.

In April 2007, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of one-for-ten, causing each ten shares of outstanding common stock to be combined into one share of common stock. The reverse split became effective at the close of business on May 18, 2007. Stockholders’ equity has been restated to give retroactive recognition to the reverse split for all periods presented by reclassifying the excess par value resulting from the reduced number of shares from common stock to additional paid-in capital. All references to common share and per common share amounts for all periods presented have been retroactively restated to reflect this reverse split.

(3) SIGNIFICANT ACCOUNTING POLICIES

(a) Revenue Recognition

Revenue is currently generated by providing the services of the Company’s two operating segments: Digital Marketing Solutions and Digital Media.

Digital Marketing Solutions, which represented 66% and 57% of the Company’s revenue for the six months ended June 30, 2007 and 2006, respectively, allows businesses to build direct consumer relationships. Revenue is generated by charging fees for data hosting, database management, e-mail delivery, coupon and promotion delivery, campaign and program management, strategy services, creative services, as well as various analytical services. Revenue related to one-time service fees for setting up the customer is recognized ratably over the expected term of the customer relationship and all other revenue is recognized when the service is provided, assuming collection is reasonably assured. During the second quarter of 2005, the Company began to receive royalties from licensing two of its patents. This was the result of a settlement of a lawsuit with Coupons, Inc. whereby the Company is being paid quarterly royalties based on revenue earned by Coupons, Inc. related to patents that were licensed to them as part of the settlement agreement. Royalties are being recognized on a cash receipts basis due to the Company’s inability to calculate the royalties.

Digital Media, consisting of ConsumerREVIEW.com, manages web communities around common product interests. The web properties are dedicated to meeting the needs of consumers who are researching products on the web. Revenue is predominantly generated through on-line advertising and e-commerce fees. Advertising revenue is derived from the sale of advertisements on pages delivered to community members of our websites. This revenue is recognized in the period in which the advertisements are delivered. E-commerce fees are derived from on-line performance-based programs and are earned on either a lead referral basis or on an affiliate commission basis. Revenue is earned from performance-based programs when a user of our websites responds to a commerce link by linking to a customer’s websites. For lead referral programs, customers are charged on a cost-per-click basis, and revenue is recognized in the month the click occurs. For affiliate-commission programs revenue is recognized when the commission is earned, which is in the month the transaction occurs. Digital Media represented 34% and 43% of the Company’s total revenue for the six months ended June 30, 2007 and 2006, respectively.

(b) Cost of Revenue

Cost of revenue consists primarily of expenses related to providing the Company’s services, including related personnel costs, depreciation of servers, content costs, as well as network and hosting charges.

(c) Product Development Costs

Product development consists primarily of compensation and related benefits and other operating expenses associated with the Company’s technology department. The technology department performs research and development, enhances and maintains existing products and provides quality assurance. The Company expenses product development costs as they are incurred, as the costs do not meet the criteria to be capitalized.

(d) Sales and Marketing Costs

Sales and marketing expenses consist primarily of payroll, sales commissions and related expenses for personnel engaged in sales, marketing and customer support, as well as advertising and promotional expenditures. Such costs are expensed as incurred.

(e) Net Income (Loss) Per Share

The Company computes net income (loss) applicable to common stockholders in accordance with FAS 128, Earnings Per Share. Under the provisions of FAS 128, basic net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) available per share is the same.

(f) Reclassification

Certain amounts in prior year’s financial statements have been reclassified to conform to the current year presentation.

(4) RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FAS 133, Accounting for Derivative Instruments and Hedging Activities and FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted this statement effective January 1, 2007 and it did not have a material effect on the financial statements.

In June 2006, FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when a company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement. FIN 48’s use of the term “more-likely-than-not” is consistent with how that term is used in FAS 109, a likelihood of occurrence greater than fifty percent. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the financial statements (see Note 8 for further details).

In September 2006, FASB issued FAS 157, Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. FAS 157 is effective for fiscal years beginning after November 15, 2007, the year beginning January 1, 2008 for the Company. The Company does not believe that the adoption of FAS 157 will have a material effect on the financial statements.

In February 2007, FASB issued FAS159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that the adoption of FAS 159 will have a material effect on the financial statements.

(5) CONVERTIBLE PROMISSORY NOTES

During the year ended December 31, 2006, the Company issued three 10% convertible promissory notes with principal balances totaling $1,500,000 and one 4% convertible promissory note with a principal balance of $1,000,000. During the year ended December 31, 2005 the Company issued three 10% convertible promissory notes with principal balances totaling $4,500,000. As of June 30, 2007, the aggregate principal balance of $7,000,000 for the convertible promissory notes was classified as short-term debt. The terms of the 10% convertible promissory notes and the 4% convertible promissory note include (adjusted for the reverse stock split that occurred in May 2007), among other things:

•	a 10% or 4% interest rate, respectively;

•

a conversion feature, whereby the principal amount of and accrued interest on the note is convertible at the option of the holder at any time into shares of Series C preferred stock at a conversion price of $4.00 per share;

•

The Series C convertible preferred stock into which the convertible promissory notes are convertible has an issue price of $4.00 per share, has an 8% cumulative dividend feature, is convertible into one share of common stock and has a liquidation feature providing for a payment of two times the initial purchase price upon a liquidation, dissolution, merger or sale of the company.

•	a redemption feature, whereby the note may be redeemed by the Company at any time by payment of the principal amount of and accrued interest on the note to the holder;

•	a security interest in substantially all of the Company’s assets; and

•	subordinated in right of payment to all existing and future bank indebtedness, including lease and equipment finance obligations, as well as all other indebtedness designated as senior indebtedness.

As of June 30, 2007, approximately $944,000 of the interest and final payment fee payable balance included accrued interest associated with these convertible promissory notes. One of the 10% convertible promissory notes issued during the year ended December 31, 2005 has a one-time final payment charge of 8% of the principal for each year that the principal is not repaid on or before each annual anniversary of the date the note was issued, with a maximum of 16%. As of June 30, 2007, approximately $385,000 of the interest and final payment fee payable balance included the accrual for the final payment charges associated with this 10% convertible promissory note. If the Company holds this 10% convertible promissory note to maturity, a final payment charge of $480,000 will be due.

During the period from May 2003 through January 2005, the Company issued 8% convertible promissory notes with principal balances totaling $11,000,000. On March 31, 2005, 8% convertible promissory notes with principal balances totaling $9,750,000, along with accrued interest of approximately $709,000, were converted into 2,614,794 shares of Series C convertible preferred stock. As of June 30, 2007, the aggregate remaining balance of $1,250,000 was classified as short-term debt and approximately $195,000 of the interest and final payment fee payable balance represents accrued interest associated with these convertible promissory notes. The interest and final payment fee payable balance also included approximately $375,000 (the maximum final payment fee payable) related to the final payment charges associated with the 8% convertible promissory notes. The terms of the 8% convertible promissory notes (adjusted for the reverse stock split that occurred in May 2007) include, among other things:

•	an 8% interest rate;

•

an automatic conversion feature, whereby the notes automatically convert into shares of the Company’s common stock at a conversion rate, as defined in the notes, on the date when the average trading price on the SWX Swiss Exchange of the Company’s common stock for 30 consecutive trading days has been equal to or greater than 27.5 CHF.

•	the conversion price will be 20 CHF or lower in certain circumstances described below (as converted to U. S. dollars pursuant to a then recent exchange rate, as calculated by the Company);

•

The number of shares of common stock to which the holders of the 8% convertible promissory notes will be entitled upon an automatic conversion would be equal to the product of the principal amount outstanding under the convertible notes divided by the average trading price on the SWX Swiss Exchange of the common stock for the five previous trading days (but in no event higher than CHF 20). If all of the aggregated principal amount of the 8% convertible promissory notes outstanding as of June 30, 2007 were to be converted into shares of common stock at the conversion price of 20 CHF (assuming an exchange rate of 1.2164 CHF per one U.S. Dollar as of June 30, 2007), the aggregated number of shares issued upon such conversion would be approximately 76,800;

•	a one-time final payment charge of 10% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the notes were issued (with a maximum of 30%); and

•	a security interest in substantially all of the Company’s assets.

See below for a schedule of the Company’s outstanding convertible promissory notes as of June 30, 2007:

Month Issued	Principal	Interest Rate	Final Payment Rate		Month Due
May-2003	$100,000	8%	10	%(1)	September-2007	(3)
May-2003	$100,000	8%	10	%(1)	September-2007	(3)
June-2003	$300,000	8%	10	%(1)	September-2007	(3)
June-2003	$150,000	8%	10	%(1)	September-2007	(3)
November-2003	$500,000	8%	10	%(1)	September-2007	(3)
February-2004	$100,000	8%	10	%(1)	February-2007	(4)
July-2005	$500,000	10%	—		September-2007	(3)
September-2005	$1,000,000	10%	—		September-2007	(3)
November-2005	$3,000,000	10%	8	% (2)	September-2007	(3)
January-2006	$500,000	10%	—		September-2007	(3)
June-2006	$500,000	10%	—		September-2007	(3)
September-2006	$500,000	10%	—		September-2007
October-2006	$1,000,000	4%	—		September-2007

Total	$8,250,000

(1)	A final payment charge of 10% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 30%).

(2)	A final payment charge of 8% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 16%).

(3)	Per an amendment to the convertible promissory note.

(4)	The Company is currently negotiating an extension to the maturity date of the convertible promissory note.

The Company analyzes its convertible debt financings in accordance with FAS 133, Accounting for Derivative Instruments and Hedging Activities, to determine if any embedded features should be bifurcated. If the conversion feature is not required to be bifurcated the Company applies EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. EITF 98-5 clarifies the accounting for instruments with beneficial conversion features and adjustable conversion ratios. The beneficial conversion feature is calculated by allocating the proceeds received in the financing to the intrinsic value based on the effective conversion price as a result of the allocated proceeds. The value of the beneficial conversion feature is recognized as a discount and is amortized to interest expense from the date of issuance to the stated redemption date.

(6) SERIES C CONVERTIBLE PREFERRED STOCK

Effective April 30, 2007 all holders of the series C preferred stock exercised their option to convert their preferred shares, together with unpaid dividends accrued until April 30, 2007, into shares of the Company’s common stock. As a result 3,239,986 shares of series C preferred stock were converted into 3,239,986 shares of common stock and 535,537 shares of common stock were issued as dividends. These share numbers reflect the reverse stock split which occurred after the effective date of the conversion.

(7) STOCK-BASED COMPENSATION

The Company’s 2007 Stock Incentive Plan, which was adopted in May 2007, provides and its Amended and Restated Stock Incentive and Option Plan, which expired in August 2006, provided for the grant of options, restricted stock and other stock-based compensation to the Company’s employees, consultants and advisors. Options typically vest over time, usually ratably over four years from the date of grant, with some subject to acceleration in the event of a change of control of the Company. Typically, an option expires ten years after it is granted. In addition, the plans allow for grants of options the vesting of which is tied to the employee’s performance. The plans provide for the granting of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-statutory options.

Following the guidance prescribed in SAB 107, on January 1, 2006, the Company adopted FAS 123(R) using the modified prospective method, and accordingly, the Company has not restated the results of operations from prior interim periods and fiscal years. Under FAS 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on date of grant and recognize compensation expense on a straight-line basis over the service period over which the awards are expected to vest. The Company recognized stock-based compensation expense associated with awards granted after January 1, 2006, and the unvested portion of previously granted awards that remain outstanding as of January 1, 2006.

Consistent with the valuation method of FAS 123, the Company is using the Black-Scholes model to determine the stock-based compensation expense associated with FAS 123(R). In addition, the Company estimates forfeitures when recognizing stock-based compensation expense. In estimating the grant date fair value calculations, the expected stock price volatility rates were based on historical volatilities of the Company’s common stock over a period commensurate with the expected life of the options. Since the Company does not pay dividends, the expected dividend yield used was 0%. The risk-free interest rates were based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of the options was determined using the simplified approach described under SAB 107.

Expected volatility	102% - 129%
Expected dividends	0%
Risk-free rate	2.46% - 5.10%
Expected term	6.25 years
Exercise price	$1.30 - $5.70

For the six months ended June 30, 2007 and 2006, the Company recognized stock-based compensation expense of approximately $28,000 and $87,000, respectively.

At June 30, 2007, the expected compensation cost of options outstanding but not yet vested was approximately $87,000. The Company expects to recognize this cost over a weighted average period of approximately 1.1 years. The total fair value of options vested during the six months ended June 30, 2007 was approximately $36,000. The total intrinsic value of options exercised during the six months ended June 30, 2007 was approximately $12,000.

The Company did not grant any options to employees during the six months ended June 30, 2007. A summary of option activity under the Company’s plan, as of June 30, 2007 and changes during the period then ended, is presented below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Outstanding, January 1, 2007	672,010	$13.40	3.9 years
Granted during the period	—
Exercised during the period	(7,375)	$1.30
Cancelled during the period	(3,325)	$4.68
Outstanding, June 30, 2007	661,310	$13.58	3.3 years	$1,215,033
Exercisable, June 30, 2007	632,135	$14.12	3.1 years	$1,166,613

(1)

The aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock at June 30, 2007, $3.49 per share, exceeded the exercise price of the options, for those options for which the quoted market price exceeded the exercise price (“in-the-money-options”).

A summary of the Company’s non-vested options as of June 30, 2007, and changes during the period then ended, is presented below:

	Options	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2007	40,450	$4.46
Granted	—
Vested	(8,000)	$4.56
Forfeited	(3,275)	$3.24
Non-vested at June 30, 2007	29,175	$4.57

(8) INCOME TAX

The Company adopted FIN 48 on January 1, 2007, which requires financial statement benefits to be recognized for positions taken for tax return purposes when it is more-likely-than-not that the position will be sustained. There has been no change in the Company’s financial position and results of operations due to the adoption of FIN 48.

As of January 1, 2007, the Company had no unrecognized tax benefits that would have an affect on the effective tax rate. The Company elected to continue to report any interest and penalties as income taxes. No interest or penalties were accrued as of January 1, 2007 as a result of the adoption of FIN 48.

(9) SEGMENT INFORMATION

(a) Operating Segments

Starting in 2002, with the acquisition of substantially all of the assets of Consumer Review, Inc., the Company has two reportable operating segments: Digital Marketing Solutions (formerly called IDBM) and Digital Media (formerly called ConsumerREVIEW.com). Digital Marketing Solutions, which includes the Collabrys and E-centives business units, provides such services as data warehousing, online reporting, Internet couponing and promotions, e-mail marketing, strategic consulting and program management, user experience design and development, and analytics and data mining; while Digital Media, which includes ConsumerREVEIW.com, provides on-line advertising and e-commerce services that are provided through its network of web communities.

Information as to the operations of the reportable operating segments as of and for the three and six months ended June 30, 2007 and 2006 are set forth below. The Company’s chief operating decision maker evaluates performance based primarily on operating profit and cash generated from operations. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

As of and for three months ended June 30, 2007 and 2006:

2007	Digital Marketing Solutions	Digital Media	Segment Totals	Unallocated Amounts		Total
Operating revenue	$916,114	$545,966	$1,462,080	$—		$1,462,080
Operating loss	(882,323)	(157,380)	(1,039,703)	—		(1,039,703)
Depreciation and amortization	205,102	3,516	208,618	—		208,618
Capital expenditures	19,798	—	19,798	—		19,798
Assets	2,204,511	371,231	2,575,742	253,173	(1)	2,828,915

2006	Digital Marketing Solutions	Digital Media	Segment Totals	Unallocated Amounts s		Total
Operating revenue	$851,208	$598,178	$1,449,386	$—		$1,449,386
Operating loss	(551,010)	(53,048)	(604,058)	—		(604,058)
Depreciation and amortization	182,365	2,342	184,707	—		184,707
Capital expenditures	80,864	—	80,864	—		80,864
Assets	3,071,146	412,642	3,483,788	325,140	(1)	3,808,928

For the six months ended June 30, 2007 and 2006:

2007	Digital Marketing Solutions	Digital Media	Segment Totals	Unallocated Amounts		Total
Operating revenue	$1,924,728	$1,004,385	$2,929,113	$—		$2,929,113
Operating loss	(1,538,479)	(387,810)	(1,926,289)	—		(1,926,289)
Depreciation and amortization	405,423	6,956	412,379	—		412,379
Capital expenditures	132,636	5,844	138,480	—		138,480

2006	Digital Marketing Solutions	Digital Media	Segment Totals	Unallocated Amounts s		Total
Operating revenue	$1,617,809	$1,212,525	$2,830,334	$—		$2,830,334
Operating loss	(1,420,828)	(134,108)	(1,554,936)	—		(1,554,936)
Depreciation and amortization	368,130	4,499	372,629	—		372,629
Capital expenditures	80,864	—	80,864	—		80,864

(1)	The asset, unallocated amounts, represents corporate assets that consist of cash and equivalents.

(b) Customers

For the six months ended June 30, 2007, two of the Company’s Digital Marketing Solutions customers represented 10% or more of the Company’s revenue.

Reckitt Benckiser contributed $886,000 and $781,000, respectively, in revenue for the six months ended June 30, 2007 and 2006, or 30% and 28%, respectively, of the Company’s revenue for each of the periods. This customer’s original agreement expired in October 2002, and the customer has subsequently entered into five renewal agreements, with the most recent one expiring on December 31, 2007.

TracFone Wireless, Inc. contributed $435,000 and $216,000, respectively, in revenue for the six months ended June 30, 2007 and 2006, or 15% and 8%, respectively, of the Company’s revenue for each of the periods. This customer’s original agreement ended in March 2006 and the customer subsequently entered into renewal agreements, with the most recent one expiring on May 31, 2008.

No other customer represented 10% or more of the Company’s revenue for the six months ended June 30, 2007 and 2006.

(10) LITIGATION

The Company is subject to legal proceedings and claims from time to time, which arise in the ordinary course of business. Other than the matters described below, as of June 30, 2007, management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

On September 24, 2003, Trifocal, LLC (“Trifocal”) filed suit against the Company in California Superior Court, County of Santa Clara, alleging, among other things, breach of contract, breach of statute, and intentional and negligent misrepresentation. Trifocal sought over $1 million in compensatory damages, plus interest, statutory damages and attorneys’ fees and costs. In December 2003, the Company removed the case to the United States District Court for the Northern District of California, San Jose Division (the “Court”), denied any liability, and filed counterclaims seeking damages of approximately $1.8 million. During trial proceedings held in January and February 2006, the Company withdrew its counterclaims and Trifocal reduced its damages claim to approximately $800,000, not including interest, statutory damages, attorneys’ fees or costs. At the close of trial proceedings, the Court found in favor of the Company on $536,515 of Trifocal’s claims, and awarded Trifocal $50,937. In a subsequent decision of the Court on the remaining open issues, the Court found in favor of the Company on all issues but the interest due on the original $50,937 award. The Court then entered judgment against the Company on April 19, 2006 for $83,417 (the “Judgment”). The total amount of the Judgment, with interest and costs, of approximately $100,000 was paid in July 2006.

On November 14, 2002, the Company filed a joint patent infringement action with Black Diamond CCT Holding, LLC against Coupons, Inc. in the Federal District Court of Maryland. In this suit, the Company alleged infringement of two U.S. patents relating to online coupons, rights to which the Company acquired from BrightStreet.com. On April 25, 2005 the companies reached a settlement, in which the Company received an aggregate of $1 million over two years (starting in May 2005 and ending in April 2007), in exchange for the release of all claims raised in the suit, including claims of lost profits and past royalties. As part of the settlement, Coupons, Inc. has been granted a limited license to the two patents pursuant to which the Company may receive royalty payments based on future revenue of Coupons, Inc. related to these patents. The $1 million, which was in received in full, was recognized as Other Income on a cash receipts basis due to the uncertainty as to its collection.

(11) RELATED PARTY TRANSACTIONS

Peter Friedli, one of the Company’s stockholders and a director, has relationships with several of the Company’s investors and stockholders. He serves as the investment advisor to Venturetec, Inc., Pine, Inc., InVenture, Inc. and Joyce, Ltd He also serves as President of US Venture 05, Inc., InVenture, Inc. and Venturetec, Inc., as well as its parent corporation, New Venturetec AG. Mr. Friedli is also the President of Friedli Corporate Finance, Inc., Belize, a consulting company that is utilized by the Company.

Effective April 30, 2007, all holders of series C preferred stock (all of which are related parties of Peter Friedli) exercised their option to convert their series C preferred shares, together with unpaid dividends accrued until April 30, 2007, into shares of the Company’s common stock. As a result 3,239,986 shares of series C preferred stock were converted into 3,239,986 shares of common stock and 535,537 shares of common stock were issued as dividends. These share numbers reflect the reverse stock split, which occurred on May 18, 2007 after the effective date of the conversion.

During the year ended December 31, 2006, the Company issued three 10% convertible promissory notes with principal amounts totaling $1,500,000 and one 4% convertible promissory note with a principal amount of $1,000,000 to a company affiliated with Peter Frieldi.

In July 1996, the Company entered into a consulting agreement with Friedli Corporate Finance, Inc., Belize, which has been renewed several times, with the most recent expiring in November 2008. Under the agreement, Friedli Corporate Finance, Inc., Belize provides services to the Company in the form of consultation, advice and other assistance upon the Company’s request. Such services may include, but are not limited to, (a) providing general business, financial and investment advice to the Company during the term of the agreement, and (b) serving as liaison between Friedli Corporate Finance, Inc., Belize clients/investors and the Company by disseminating information to such investors on behalf of the Company. Pursuant to this agreement, Friedli Corporate Finance, Inc., Belize is paid $4,000 per month plus reimbursement of expenses related to services. Consulting expense under the Friedli Corporate Finance, Inc., Belize agreement was approximately $24,000 for each of the six month periods ending June 30, 2007 and 2006. As a result of additional investment banking services and costs related with securing the funds associated with the convertible promissory notes and the preferred stock financing, Friedli Corporate Finance, Inc., Belize was paid $250,000 during the year ended December 31, 2006, which they have indicated may be distributed to a number of third party banks who assisted in the financing efforts.

(12) RECENT DEVELOPMENTS

On April 23, 2007, the Company filed an Information Statement on Schedule 14C announcing that the Board of Directors had approved an amendment to the Company’s Restated Certificate of Incorporation to implement a one-for-ten reverse stock split of the Company outstanding shares of common stock and a name change to Invenda Corporation. The Board of Directors also approved the adoption of a 2007 Stock Incentive Plan. In addition, the majority stockholders, by written consent without a meeting, approved the reverse stock split, the name change and the 2007 Stock Incentive Plan. These changes were effective on May 18, 2007.

NAME CHANGE AND REVERSE STOCK SPLIT

On April 23, 2007 the Company filed an Information Statement on Schedule 14C announcing that the Board of Directors had approved an amendment to the Company’s Restated Certificate of Incorporation to implement a name change from E-centives, Inc. to Invenda Corporation and a one-for-ten reverse stock split of the Company’s outstanding shares of common stock. The majority stockholders, by written consent without a meeting, approved the name change and the reverse stock split. These changes were effective on May 18, 2007.

The Company also changed the names of its two operating segments: the Interactive Database Marketing division was changed to Digital Marketing Solutions and the ConsumerREVIEW.com division was changed to Digital Media.

The Report of Independent Registered Public Accounting Firm, Financial Statements and the Notes to the Financial Statements for the year ended December 31, 2006 that start of page F-15 have not been adjusted to reflect the name changes and reverse stock split.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

E-centives, Inc.

Bethesda, MD

We have audited the accompanying balance sheets of E-centives, Inc. (the Company) as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-centives, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company is dependent upon its principal stockholder for continued funding.

As discussed in Note 1 to the financial statements, effective January 1, 2006, the Company adopted Financial Accounting Standard FAS 123(R), Share-Based Payments.

/s/ BDO Seidman, LLP
Bethesda, MD March 23, 2007

E-CENTIVES, INC.

BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$586,051	$467,295
Accounts receivable, net of allowance for doubtful accounts of $73,536 and $87,350 at December 31, 2006 and December 31, 2005, respectively.	2,020,823	1,331,177
Other receivables	43,033	351,397
Prepaid expenses	63,872	54,456
Other	11,000	11,000

Total current assets	2,724,779	2,215,325
Property and equipment, net	346,185	153,075
Other intangible assets, net	1,195,836	1,819,750
Deferred financing fee	246,454	375,751
Other assets	16,011	16,011

Total assets	$4,529,265	$4,579,912

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short term debt	$8,250,000	$2,650,000
Interest and final payment fees payable	1,411,410	201,025
Accounts payable	905,713	1,403,904
Accrued expenses	204,404	499,737
Deferred revenue	175,572	75,042
Current portion of capital leases	—	5,208
Other liabilities	111,853	19,215

Total current liabilities	11,058,952	4,854,131
Long-term debt	—	3,100,000
Other long-term liabilities	35,578	291,452

Total liabilities	11,094,530	8,245,583

Commitments and contingencies
Convertible redeemable preferred stock
Series C convertible preferred stock (voting), $.01 par value, 5,000,000 shares authorized and 3,239,986 shares issued and outstanding at December 31, 2006 and December 31,2005. (liquidation preference of $25,919,888 at December 31, 2006)	12,959,940	12,959,940

Total convertible redeemable preferred stock	12,959,940	12,959,940

Stockholders’ deficit:
Common stock, $.01 par value, 120,000,000 shares authorized, 62,543,756 and 62,165,256 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively.	625,438	621,653
Additional paid-in capital	127,098,918	126,906,002
Accumulated deficit	(147,249,561)	(144,153,266)

Total stockholders’ deficit	(19,525,205)	(16,625,611)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$4,529,265	$4,579,912

See accompanying notes to financial statements.

E-CENTIVES, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2006	2005
Revenue
Product sales	$6,445,502	$6,000,191
Royalties	56,571	16,603

Total revenue	6,502,073	6,016,794

Operating expenses (income)
Cost of revenue	2,989,671	2,981,728
Product development, inclusive of stock-based compensation of $31,618 and $24,748 for the years ended December 31, 2006 and December 31, 2005, respectively.	930,305	968,148
General and administrative, inclusive of stock-based compensation of $105,653 and $112,084 for the years ended December 31, 2006 and December 31, 2005, respectively.	3,524,671	4,119,151
Sales and marketing, inclusive of stock-based compensation of $3,141 and $45,612 for the years ended December 31, 2006 and December 31, 2005, respectively.	1,283,067	1,487,411
Other income	(500,000)	(333,333)

Total operating expenses (income)	8,227,714	9,223,105

Loss from operations	(1,725,641)	(3,206,311)
Interest expense	(1,382,741)	(1,070,123)
Interest income	12,087	13,184

Loss before income taxes	(3,096,295)	(4,263,250)
Income taxes	—	—

Net loss	$(3,096,295)	$(4,263,250)

Basic and diluted net loss per common share	($0.05)	($0.07)
Shares used to compute basic and diluted net loss per common share	62,368,698	60,723,903

See accompanying notes to financial statements.

E-CENTIVES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 2005	58,388,946	$583,889	$124,563,498	$(139,890,016)	$(14,742,629)

Stock-based compensation	—	—	182,444	—	182,444
Exercise of stock options	363,800	3,638	44,576	—	48,214
Issuance of common stock for services	212,510	2,126	79,884	—	82,010
Conversion of Series B preferred stock to common stock	3,200,000	32,000	2,035,600	—	2,067,600
Net loss	—	—	—	(4,263,250)	(4,263,250)

Balance at December 31, 2005	62,165,256	$621,653	126,906,002	(144,153,266)	(16,625,611)

Stock-based compensation	—	—	140,412	—	140,412
Exercise of stock options	316,000	3,160	38,254	—	41,414
Issuance of common stock for services	62,500	2,126	14,250	—	14,875
Net loss	—	—	—	(3,096,295)	(3,096,295)

Balance at December 31, 2006	62,543,756	$625,438	$127,098,918	$(147,249,561)	$(19,525,205)

See accompanying notes to financial statements.

E-CENTIVES, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005
Cash flows used in operating activities:
Net loss	$(3,096,295)	$(4,263,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	770,757	763,912
Loss on sale/disposal of property and equipment	—	2,705
Amortization of deferred financing fee	379,297	1,462,705
Stock-based compensation	140,412	182,444
Issuance of common stock for services	14,875	82,010
Provision for doubtful accounts	25,000	14,000
(Increase) decrease in:
Accounts receivable	(714,646)	25,063
Other receivables	308,364	(322,549)
Prepaid expenses and other current assets	(9,416)	39,180
Security deposits	—	(16,011)
Increase (decrease) in:
Accounts payable	(498,191)	(1,606,244)
Accrued expenses and other liabilities	751,816	(769,016)
Deferred revenue	100,530	(179,627)

Net cash used in operating activities	(1,827,497)	(4,634,678)

Cash flows from investing activities:
Decrease in restricted cash	—	70,000
Acquisition of property and equipment	(339,953)	(79,331)
Sale of property and equipment	—	3,640
Purchase of intangible asset	—	(1,871,743)

Net cash used in investing activities	(339,953)	(1,877,434)

Cash flows from financing activities:
Payments on obligations under capital leases	(5,208)	(122,710)
Proceeds from issuance of debt	2,500,000	5,400,000
Payment of debt	—	(400,000)
Debt issuance costs	(250,000)	(750,000)
Issuance of Series C convertible preferred stock	—	2,500,767

Exercise of stock options	41,414	48,214

Net cash provided by financing activities	2,286,206	6,676,271
Net increase in cash and cash equivalents	118,756	164,159
Cash and cash equivalents, beginning of year	467,295	303,136

Cash and cash equivalents, end of year	$586,051	$467,295

Supplemental disclosure of cash flow information:

Cash paid for interest	$84,511	$77,016

Supplemental disclosure of non-cash investing and financing activities:

During May 2005, 400,000 shares of Series B convertible preferred stock automatically converted into an aggregate of 3,200,000 shares of common stock.

During March 2005, convertible promissory notes totaling $9,750,000, along with accrued interest of approximately $709,000 were exchanged for 2,614,794 shares of Series C convertible preferred stock.

See accompanying notes to financial statements.

E-CENTIVES, INC.

NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

E-centives, Inc. (“E-centives” or the “Company”) was established as Imaginex, Inc. on August 2, 1996, through incorporation in the State of Delaware. During October 1996, the Company amended its articles of incorporation to change its name to Emaginet, Inc. and again, in March 1999, the Company amended its certificate of incorporation to change its name to E-centives, Inc.

E-centives provides interactive database marketing technologies and services, as well as on-line advertising capabilities and solutions for companies across a range of industries. With its proprietary technology, the Company provides acquisition and retention solutions for companies that do business with millions of Internet users every day. The Company currently derives its revenues from two divisions: the Interactive Database Marketing division and the ConsumerREVIEW.com division. The principal offerings of the Interactive Database Marketing division include: data warehousing, online reporting, Internet couponing, e-mail marketing, strategic consulting and program management, user experience design and development, as well as analytics and data mining. The ConsumerREVIEW.com division provides on-line advertising and e-commerce services through its network of web communities.

One of the Company’s Interactive Database Marketing division customers, Reckitt Benckiser, contributed 28% and 31%, respectively, of the Company’s revenue for the years ended December 31, 2006 and 2005. The customer’s initial contract expired in October 2002 and the customer has subsequently signed five annual renewal agreements, with the most recent renewal expiring on December 31, 2007. Loss of this customer could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

In September 2002, Friedli Corporate Finance, Inc., Belize provided a written commitment to provide the Company with debt or equity financing of up to $20 million in the aggregate. As of October 2006, the Company has used the full $20 million commitment. However, Friedli Corporate Finance, Inc., Belize has committed to providing the Company’s funding needs for 2007. If Friedli Corporate Finance, Inc., Belize is unable to fulfill its financing commitment or the Company is not offered financing by Friedli Corporate Finance, Inc., Belize on acceptable terms and conditions, the Company is not likely to be able to replace such committed funds on acceptable terms or at all. If future revenues are insufficient to cover the Company’s operating costs, the Company will need to secure additional funds to continue operations. In addition, the Company may need to raise additional funds sooner than anticipated to respond to competitive pressures, to develop new or enhanced products or services, to fund the Company’s future expansion or to make acquisitions. The Company may not find any additional financing on acceptable terms or at all. If adequate funds are not available, or not available on acceptable terms, the Company may not be able to continue its business, and would need to seek bankruptcy protection or a buyer for its assets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Estimates are used in accounting for, among other things, allowances for uncollectible receivables, recoverability of long-lived assets, intangible assets, depreciation and amortization, goodwill, employee benefits, restructuring accruals, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

(b) Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. Those investments with maturities less than twelve months at the balance sheet date are considered short-term investments. Cash and cash equivalents consist of cash on deposit with banks and money market funds stated at cost, which approximates fair value.

(c) Fair Value of Financial Instruments

The Company considers the carrying value of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses to approximate fair value at December 31, 2006 and 2005 because of the relatively short period of time between origination of the instruments and their expected realization or settlement.

The Company provides an allowance for doubtful accounts equal to the estimated collection losses that could be incurred. The estimated losses are based on historical collection experience coupled with review of the current status of existing receivables.

(d) Property and Equipment

Property and equipment are stated at cost, and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Equipment under capital leases are capitalized and amortized using the straight-line method over the shorter of their estimated useful life or the term of the respective lease. Leasehold improvements acquired in a business combination or purchased after the inception of a lease are capitalized and amortized over the shorter of (a) the useful life of the assets or (b) a term that includes required lease periods and renewals that are reasonably assured upon the acquisition of the purchase (see Note 4).

Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized and depreciated over the remaining useful lives of the asset. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

(e) Long-Lived and Amortizable Intangible Assets

Effective January 1, 2002, the Company adopted the provisions of FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes both FAS 121 and the accounting and reporting provisions of APB Opinion 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). The Company assesses the recoverability of long-lived assets, including amortizable intangible assets, whenever adverse events or changes in circumstances or business climate indicate that the carrying value of the asset may not be recoverable. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down by the amount, if any, in which the carrying value of the asset exceeds the related fair value of the asset. No impairment charges were recorded during the years ended December 31, 2006 and 2005.

In accordance with the amortization provisions of FAS 142, Goodwill and Other Intangible Assets, the Company amortizes intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual values, and reviews them for impairment in accordance with FAS 144.

Amortizable intangible assets at December 31, 2006 and December 31, 2005, consisted of patents, technology and tradenames, which were acquired in connection with the BrightStreet.com and ConsumerREVIEW.com acquisitions. As of December 31, 2006, the Company had the following amortizable intangible assets:

	Gross Carrying Amount	Accumulated Amortization	Net Value
Amortizable intangible assets:
Patents	$2,345,679	$(1,149,843)	$1,195,836
Technology	3,774,685	(3,774,685)	—
Tradenames	112,408	(112,408)	—

Total amortizable intangible assets	$6,232,772	$(5,036,936)	$1,195,836

Aggregate Amortization Expense:
For the year ended December 31, 2006		$623,914
Estimated Amortization Expense:
For the year ended December 31, 2007		$623,914
For the year ended December 31, 2008		$571,922
For the year ended December 31, 2009		$—

(f) Deferred Revenue

Deferred revenue represents billings or collections on contracts in advance of performance of services and is recognized as revenue as the related service is performed based upon the applicable revenue recognition methodology.

(g) Revenue Recognition

Revenue is currently generated by providing the services of the Company’s two divisions: Interactive Database Marketing division and ConsumerREVIEW.com.

The Interactive Database Marketing division, which represented 61% and 62% of the Company’s revenue for the years ended December 31, 2006 and 2005, respectively, is a solution that allows businesses to build direct consumer relationships. Revenue is generated by charging fees for data hosting, database management, e-mail delivery, promotion delivery, campaign and program management, strategy services, creative services, as well as various analytical services. Revenue related to one-time service fees for setting up the customer is recognized ratably over the expected term of the customer relationship and all other revenue is recognized when the service is provided, assuming collection is reasonably assured. During the year ended December 31, 2005 the Company began to receive royalties from licensing two of its patents related to the Interactive Database Marketing division. This was the result of a settlement of a lawsuit with Coupons, Inc. (see Note 9b) whereby the Company is being paid quarterly royalties based on revenue earned by Coupons, Inc. related to patents that were licensed to them as part of the settlement agreement. Royalties are being recognized on a cash receipts basis due to the Company’s inability to calculate the royalties.

ConsumerREVIEW.com, which was acquired in December 2002, manages web communities around common product interests. The web properties are dedicated to meeting the needs of consumers who are researching products on the web. Revenue is predominantly generated through on-line advertising and e-commerce fees. Advertising revenue is derived from the sale of advertisements on pages delivered to community members of our websites. This revenue is recognized in the period in which the advertisements are delivered. E-commerce fees are derived from on-line performance-based programs and are earned on either a lead referral basis or on an affiliate commission basis. Revenue is earned from performance-based programs when a user of our websites responds to a commerce link by linking to a customer’s websites. For lead referral programs, customers are charged on a cost-per-click basis, and revenue is recognized in the month the click occurs. For affiliate-commission programs revenue is recognized when the commission is earned, which is in the month the transaction occurs. ConsumerREVIEW.com represented 39% and 38% of the Company’s total revenue for years ended December 31, 2006 and 2005, respectively.

(h) Cost of Revenue

Cost of revenue consists primarily of expenses related to providing the Company’s services, including related personnel costs, depreciation of servers, content costs, as well as network and hosting charges.

(i) Product Development Costs

Product development consists primarily of compensation and related benefits and other operating expenses associated with the Company’s technology department. The technology performs research and development, enhances and maintains existing products and provides quality assurance. The Company expenses product development costs as they are incurred, as the costs do not meet the criteria to be capitalized.

(j) Sales and Marketing Costs

Sales and marketing expenses consist primarily of payroll, sales commissions and related expenses for personnel engaged in sales, marketing and customer support, as well as advertising and promotional expenditures. Such costs are expensed as incurred.

(k) Stock-Based Compensation

At December 31, 2006, the Company had one stock-based employee compensation plan, which is described more fully in Note 11. Through December 31, 2005, as permitted under FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amended FAS 123, Accounting for Stock-Based Compensation, the Company elected to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by APB 25, Accounting for Stock Issued to Employees and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation. Beginning January 1, 2006, the company adopted FAS 123(R) using the modified-prospective method, and as such, prior periods have not been restated. Compensation expense is recognized over the requisite service period.

(l) Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be recognized.

(m) Net Income (Loss) Per Share

The Company computes net income (loss) applicable to common stockholders in accordance with FAS 128, Earnings Per Share. Under the provisions of FAS 128, basic net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) available per share is the same.

(n) Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high quality financial institutions. At times, these accounts may exceed federally insured limits. The Company has not experienced any losses in such bank accounts. The Company believes it is not exposed to significant credit risk related to cash and cash equivalents and short-term investments.

In the year ended December 31, 2006, the Company incurred charges related to bad debts of approximately $25,000. While the Company believes that its allowance for doubtful accounts as of December 31, 2006 is adequate to cover any difficulties with the collection of its accounts receivable balance, there can be no assurance that the allowance will be adequate to cover any receivables later deemed to be uncollectible.

For the years ended December 31, 2006 and 2005, one customer accounted for 28% and 31%, respectively, of the Company’s total revenue.

(o) Retirement Plan

The Company sponsors a defined contribution retirement plan established under the provisions of Internal Revenue Code 401(k). Eligible employees may defer up to 25% of their pre-tax earnings, subject to the Internal Revenue Service’s annual contribution limit. The 401(k) plan permits the Company to make additional discretionary matching contributions on behalf of all participants in the 401(k) plan in an amount determined by the Company; however, no contributions have been made for the years presented.

(p) Reclassification

Certain amounts in prior year’s financial statements have been reclassified to conform to the current year presentation.

(3) RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FAS 133, Accounting for Derivative Instruments and Hedging Activities and FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company expects to adopt this statement effective January 1, 2007 and does not expect it to have a material effect on the financial statements.

In June 2006, FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when a company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement. FIN 48’s use of the term “more-likely-than-not” is consistent with how that term is used in FAS 109, a likelihood of occurrence greater than fifty percent. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe that the adoption of FIN 48 will have a material effect on the financial statements.

In September 2006, FASB issued FAS 157, Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. FAS 157 is effective for fiscal years beginning after November 15, 2007, the year beginning January 1, 2008 for the Company. The Company does not believe that the adoption of FAS 157 will have a material effect on the financial statements.

(4) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	useful life	December 31,
		2006	2005
Computer equipment	3 years	$7,023,880	$6,683,927
Furniture and equipment	5-7 years	107,795	107,795
Leasehold improvements	5 years	23,072	23,072

		7,154,747	6,814,794
Less: accumulated depreciation		(6,808,562)	(6,661,719)

		$346,185	$153,075

Depreciation expense related to property and equipment was approximately $147,000 and $178,000 for the years ended December 31, 2006 and 2005, respectively

(5) INTANGIBLE ASSETS

Intangible assets at December 31, 2006 and December 31, 2005, consisted of patents, which were acquired in connection with the BrightStreet.com acquisition, and technology and tradenames, which were acquired in connection with the ConsumerREVIEW.com acquisition. The intangible assets were recorded at their estimated fair value and are amortized on a straight-line basis over three years. The technology and tradenames intangible assets were fully amortized as of November 2005.

As of December 31, 2006 and 2005, intangible assets consisted of the following:

	December 31,
	2006	2005
Patent	$2,345,679	$2,345,679
Technology	3,774,685	3,774,685
Tradenames	112,408	112,408

	6,232,772	6,232,772
Less: accumulated amortization	(5,036,936)	(4,413,022)

	$1,195,836	$1,819,750

(6) INCOME TAXES

The Company has incurred operating losses since its inception and has recognized no US current or deferred income tax provision or benefit. For the years ended December 31, 2006 and 2005, there was no income tax expense or benefit attributable to operations.

The provision for income taxes is different from that which would be obtained by applying the statutory US federal income tax rate to pretax loss before income taxes. The items causing this difference are as follows:

	Year Ended December 31,
	2006	2005
Expected tax benefit at statutory rate	$1,052,740	$1,449,505
State tax, net of federal	119,657	165,983
Stock-based compensation, not deductible	(4,002)	—
Other, net	(22,148)	(13,622)
Increase in valuation allowance	(1,146,247)	(1,601,866)

Tax benefit	$—	$—

Temporary differences and carry forwards that give rise to deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2006	2005
Deferred tax assets:
Net operating loss and general business credits carryforwards	$49,997,491	$48,559,296
Intangible assets	2,285,786	2,272,669
Accrued expenses	—	94,750
Deferred compensation	1,192,601	1,227,836
Allowance for doubtful accounts receivable	27,870	33,105
Property and equipment	29,964	199,809

Total gross deferred tax assets	53,533,712	52,387,465
Valuation allowance	(53,533,712)	(52,387,465)

	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or the entire amount of deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and tax credit carry forwards are available. Management considers scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by the Company in making this assessment. Based upon the lack of historical taxable income, scheduled reversal of deferred tax liabilities, projections for future taxable income and uncertainty regarding ultimate realization of the tax benefits regarding the deferred tax assets, the Company has established a valuation allowance of $53,534,000 as of December 31, 2006. The net change in the valuation allowance for the years ended December 31, 2006 and 2005 was an increase of $1,146,000 and $1,602,000, respectively. The federal net operating loss is $131,410,000 as of December 31, 2006. The federal net operating loss carry forward period expires commencing in 2011 through the year 2022. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of a portion of the net operating loss may occur. As a result, the net operating loss carry forward may not be fully utilized before expiration.

(7) CONVERTIBLE PROMISSORY NOTES

During the year ended December 31, 2006, the Company issued three 10% convertible promissory notes with principal balances totaling $1,500,000 and one 4% convertible promissory note with a principal balance of $1,000,000 and during the year ended December 31, 2005 the Company issued three 10% convertible promissory notes with principal balances totaling $4,500,000. As of December 31, 2006, the aggregate principal balance of $7,000,000 for the convertible promissory notes was classified as short-term debt. As of December 31, 2006, approximately $626,000 of the interest and final payment fees payable balance included accrued interest associated with these convertible promissory notes. The terms of the 10% convertible promissory notes and the 4% convertible promissory note include, among other things:

•	a 10% or 4% interest rate, respectively;

•

a conversion feature, whereby the principal amount of and accrued interest on the note is convertible at the option of the holder at any time into shares of Series C preferred stock at a conversion price of $4 per share;

•

The Series C convertible preferred stock into which the convertible promissory notes are convertible has an issue price of $4.00 per share, has an 8% cumulative dividend feature, is convertible into ten shares of common stock and has a liquidation feature providing for a payment of two times the initial purchase price upon a liquidation, dissolution, merger or sale of the company.

•	a redemption feature, whereby the note may be redeemed by the Company at any time by payment of the principal amount of and accrued interest on the note to the holder; and

•	a security interest in substantially all of the Company’s assets.

One of the 10% convertible promissory notes issued during the year ended December 31, 2005 has a one-time final payment charge of 8% of the principal for each year that the principal is not repaid on or before each annual anniversary of the date the note was issued, with a maximum of 16%. At December 31, 2006, approximately $266,000 of the interest and final payment fees payable balance included the accrual for the final payment charges associated with this 10% convertible promissory note. If the Company holds this 10% convertible promissory note to maturity, a final payment charge of $480,000 will be due.

During the period from May 2003 through January 2005, the Company issued 8% convertible promissory notes with principal balances totaling $11,000,000. On March 31, 2005, 8% convertible promissory notes with principal balances totaling $9,750,000, along with accrued interest of approximately $709,000, were converted into 2,614,794 shares of Series C convertible preferred stock. As of December 31, 2006, the aggregate remaining balance of $1,250,000 was classified as short-term debt and approximately $145,000 of the interest and final payment fees payable balance represents accrued interest associated with these convertible promissory notes. The terms of the 8% convertible promissory notes include, among other things:

•	an 8% interest rate;

•

an automatic conversion feature, whereby the notes automatically convert into shares of the Company’s common stock at a conversion rate, as defined in the notes, on the date when the average trading price on the SWX Swiss Exchange of the Company’s common stock for 30 consecutive trading days has been equal to or greater than 2.75 CHF.

•	the conversion price will be 2 CHF or lower in certain circumstances described below (as converted to U. S. dollars pursuant to a then recent exchange rate, as calculated by the Company);

•

The number of shares of common stock to which the holders of the 8% convertible promissory notes will be entitled upon an automatic conversion would be equal to the product of the principal amount outstanding under the convertible notes divided by the average trading price on the SWX Swiss Exchange of the common stock for the five previous trading days (but in no event higher than CHF 2). If all of the aggregated principal amount of the 8% convertible promissory notes outstanding as of December 31, 2006 were to be converted into shares of common stock at the conversion price of 2 CHF (assuming an exchange rate of 1.2235 CHF per one U.S. Dollar as of December 31, 2006), the aggregated number of shares issued upon such conversion would be approximately 764,700;

•	a one-time final payment charge of 10% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the notes were issued (with a maximum of 30%); and

•	a security interest in substantially all of the Company’s assets.

At December 31, 2006, approximately $374,000 of the interest and final payment fees payable balance included the accrual for the final payment charges associated with the 8% convertible promissory notes. If the Company holds the 8% convertible promissory notes to maturity, a final payment charge of $375,000 will be due.

See below for a schedule of the Company’s outstanding convertible promissory notes as of December 31, 2006:

Month Issued	Principal	Interest Rate	Final Payment Rate		Month Due
May-2003	$100,000	8%	10	%(1)	September-2007(3)
May-2003	$100,000	8%	10	%(1)	September-2007(3)
June-2003	$300,000	8%	10	%(1)	September-2007(3)
June-2003	$150,000	8%	10	%(1)	September-2007(3)
November-2003	$500,000	8%	10	%(1)	September-2007(3)
February-2004	$100,000	8%	10	%(1)	February-2007(4)
July-2005	$500,000	10%	—		September-2007(3)
September-2005	$1,000,000	10%	—		September-2007(3)
November-2005	$3,000,000	10%	8	% (2)	September-2007(3)
January-2006	$500,000	10%	—		September-2007(3)
June-2006	$500,000	10%	—		September-2007(3)
September-2006	$500,000	10%	—		September-2007
October-2006	$1,000,000	4%	—		September-2007

Total	$8,250,000

(5)	A final payment charge of 10% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 30%).

(6)	A final payment charge of 8% of the principal for each year that the principal is not paid on or before each annual anniversary of the date the note was issued (with a maximum of 16%).

(7)	Per an amendment to the convertible promissory note.

(8)	The Company is currently negotiating an extension to the maturity date of the convertible promissory note.

The Company analyzes its convertible debt financings in accordance with FAS 133, Accounting for Derivative Instruments and Hedging Activities, to determine if any embedded features should be bifurcated. If the conversion feature is not required to be bifurcated the Company applies EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. EITF 98-5 clarifies the accounting for instruments with beneficial conversion features and adjustable conversion ratios. The beneficial conversion feature is calculated by allocating the proceeds received in the financing to the intrinsic value based on the effective conversion price as a result of the allocated proceeds. The value of the beneficial conversion feature is recognized as a discount and is amortized to interest expense from the date of issuance to the stated redemption date.

(8) GUARANTEES AND INDEMNIFICATIONS

The Company adopted FIN 45 effective December 31, 2002. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to certain guarantees and indemnifications issued or modified after December 31, 2002. Accordingly, any contractual guarantees or indemnifications the Company issues or modifies subsequent to December 31, 2002 will be evaluated and, if required, a liability for the fair value of the obligation undertaken will be recognized. The adoption of FIN 45 did not have a material effect on the Company’s financial position or results of operations.

The Company sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to patent infringement from the use of the Company’s products. The Company is unable to estimate the maximum exposure of such indemnifications due to the inherent uncertainty and the varying nature of the contractual terms.

(9) COMMITMENTS AND CONTINGENCIES

(a) Leases

As of December 31, 2006, the Company is not obligated under any capital leases, but did have several capital leases for certain computer and office equipment that expired in early 2006. Payments under capital leases were approximately $5,000 and $123,000 for the years ended December 31, 2006 and 2005, respectively. Amounts related to assets under non-cancelable capital leases that have been capitalized as property and equipment as of December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005
Computer equipment	$570,580	$570,580
Office equipment	23,789	23,789
Less: accumulated depreciation	(591,067)	(553,327)

	$3,302	$41,042

In addition, the Company is obligated under non-cancelable operating leases, primarily for office space. Rent expense under operating leases was approximately $341,000 and $618,000 for the years ended December 31, 2006 and 2005, respectively. In February 2002 and in March 2004, the Company signed sub-lease agreements to sublease portions of the Bethesda, Maryland facility. Both subleases expired in September 2005.

As of December 31, 2006, future minimum lease payments are as follows:

Operating Leases
Year Ending December 31, 2007	$391,380
Year Ending December 31, 2008	152,875

Total	$544,255

(b) Litigation

The Company is subject to legal proceedings and claims from time to time, which arise in the ordinary course of business. Other than the matters described below, as of December 31, 2006, management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

On September 24, 2003, Trifocal, LLC (“Trifocal”) filed suit against the Company in California Superior Court, County of Santa Clara, alleging, among other things, breach of contract, breach of statute, and intentional and negligent misrepresentation. Trifocal sought over $1 million in compensatory damages, plus interest, statutory damages and attorneys’ fees and costs. In December 2003, the Company removed the case to the United States District Court for the Northern District of California, San Jose Division (the “Court”), denied any liability, and filed counterclaims seeking damages of approximately $1.8 million. During trial proceedings held in January and February 2006, the Company withdrew its counterclaims and Trifocal reduced its damages claim to approximately $800,000, not including interest, statutory damages, attorneys’ fees or costs. At the close of trial proceedings, the Court found in favor of the Company on $536,515 of Trifocal’s claims, and awarded Trifocal $50,937. In a subsequent decision of the Court on the remaining open issues, the Court found in favor of the Company on all issues but the interest due on the original $50,937 award. The Court then entered judgment against the Company on April 19, 2006 for $83,417 (the “Judgment”). The total amount of the Judgment, with interest and costs, of approximately $100,000 was paid in July 2006.

On November 14, 2002, the Company filed a joint patent infringement action with Black Diamond CCT Holding, LLC against Coupons, Inc. in the Federal District Court of Maryland. In this suit, the Company alleged infringement of two U.S. patents relating to online coupons, rights to which the Company acquired from BrightStreet.com. On April 25, 2005 the companies reached a settlement, in which the Company will receive an aggregate of $1 million over the next two years (starting in May 2005), in exchange for the release of all claims raised in the suit, including claims of lost profits and past royalties. As part of the settlement, Coupons, Inc. has been granted a limited license to the two patents pursuant to which the Company may receive royalty payments based on future revenue of Coupons, Inc. related to these patents. The $1 million is being recognized as Other Income on a cash receipts basis due to the uncertainty as to its collection.

On September 29, 2000, the Company settled all of the patent infringement litigation matters between the Company and CoolSavings.com, Inc. (“CoolSavings”). The terms of the settlement provided for a cross-license between the Company and CoolSavings for each of the patents that were in dispute. Pursuant to this settlement, the Company paid $650,000 to CoolSavings on September 29, 2000, at the signing of the settlement documents. The settlement agreement provided that the Company would make additional payments of up to $700,000, in certain circumstances. The Company accrued $250,000 for this contingency during 2001 and has subsequently determined in the second quarter of 2006 that a reserve is no longer appropriate due to management’s determination that the likelihood of the Company having to make this payment is remote.

(c) Employment Agreements

The Company currently has no employment agreements with any of its officers and employees, but does have bonus agreements with certain officers and employees. The Company did not issue any bonuses during the years ended December 31, 2006 and 2005 and therefore no accrual for bonuses have been reflected in the financial statement.

(10) CAPITAL STOCK, STOCK PLANS AND WARRANTS

(a) Authorized Capital

In November 2001, the Company’s Board of Directors unanimously approved and holders of a majority of the outstanding shares of the Company’s common stock executed a written stockholder consent approving (i) an amendment of the Company’s Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”), to increase the total authorized capital stock from 50,000,000 shares to 130,000,000 shares in connection with an increase in the authorized common stock from

40,000,000 shares to 120,000,000 shares (this amendment did not effect a change to the 10,000,000 shares of authorized preferred stock); and (ii) an amendment to the Company’s Amended and Restated Stock Option and Incentive Plan, as amended (the “Stock Option Plan”), to increase the maximum number of shares available for issuance from 5,000,000 to 21,000,000.

(b) Preferred Stock

In November 2001, the Company’s proposal to amend and restate its Articles of Incorporation to authorize 10,000,000 shares of preferred stock was approved by a majority of the stockholders.

On February 9, 2005, the Company was authorized to issue up to 5,000,000 shares of the Series C convertible preferred stock at an issue price of $4.00 per share. Associated with the Company’s preferred stock financing, the Company received $2,500,000 and issued 625,192 shares of Series C convertible preferred stock.

On March 31, 2005, 2,614,794 shares of the Series C convertible preferred stock were issued in exchange for certain of the Company’s 8% convertible promissory notes and associated accrued interest. If the Series C convertible preferred stock that was issued as part of the exchange has not been converted to common stock pursuant to its terms prior to February 2, 2009, then, as additional consideration, the Company will issue to holder, a warrant to purchase shares of the Company’s common stock. The exercise price for each warrant will be equal to twenty percent below the average of the market prices for the five trading days prior to, but not including February 2, 2009.

As of December 31, 2006, there were 3,239,986 shares of Series C convertible preferred stock issued and outstanding. As of December 31, 2006 the Series C convertible preferred stock is classified on the balance sheet as redeemable in accordance with EITF Topic D-98 Classification and Measurement of Redeemable Securities, due to the holders’ ability to require redemption through a liquidation of the Company.

Voting: The Series C convertible preferred stock shall vote with the shares of the common stock and any other class of capital stock of the Company having similar voting rights (and not as a separate class) at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock. Each holder of shares of Series C convertible preferred stock shall be entitled to such number of votes as shall be equal to the whole number of shares of common stock into which such holder’s aggregate number of shares of Series C convertible preferred stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

Rank: The Series C convertible preferred stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to Series B convertible preferred stock, common stock and to each other class of capital stock of the Company or series of preferred stock of the Company established hereafter by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series C convertible preferred stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with the common stock of the Company, as “Junior Securities”); (ii) on a parity with each other class of capital stock of the Company or series of preferred stock of the Company established hereafter by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Series C convertible preferred stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”); and (iii) junior to each class of capital stock of the Company or series of preferred stock of the Company established hereafter by the Board of Directors, the terms of which expressly provide that such class or series shall rank senior to the Series C convertible preferred stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Senior Securities”).

Dividends: Subject to the preferential rights of the holders of any class or series of Senior securities, when and if declared by the Board of Directors, the holders of shares of Series C convertible preferred stock shall be entitled to receive with respect to each share of Series C convertible preferred stock dividends at the rate of 8% per annum of the original purchase price of $4.00 per share. Dividends shall accrue and shall be cumulative, whether or not declared, from the date of issue of such share of Series C convertible preferred stock.

Voluntary Conversion: Holders of Series C convertible preferred stock shall have the right at any time to convert any or all outstanding shares of Series C convertible preferred stock together with any accrued but unpaid dividends into fully paid and non-assessable shares of common stock. Each outstanding share of Series C convertible preferred stock shall be convertible into a number of shares of common stock equal to the original purchase price of $4.00 per share divided by the conversion price of $0.40 and all accrued but unpaid dividends shall convert into a number of shares of common stock equal to the amount of such accrued but unpaid dividends as of the date of conversion divided by the conversion price of $0.40.

Mandatory Conversion: If the market price per share of common stock is CHF 2.00 or higher for 30 consecutive trading days (such last trading day of such period being the “Automatic Conversion Date”) each share of Series C convertible preferred stock shall automatically be converted (without any action required on the part of the holder thereof) into a number of shares of common stock equal to the original purchase price of $4.00 per share divided by the conversion price of $0.40 and all accrued but unpaid dividends shall be automatically converted into a number of shares of common stock equal to the amount of such accrued but unpaid dividends as of the Automatic Conversion Date divided by the conversion price of $0.40.

Liquidation: In the event of any liquidation, dissolution or winding-up of the Company, after payment or distribution of the Company’s assets shall be made to or set apart for the holders of Senior Securities, and before any payment or distribution of the Company’s assets shall be made to or set apart for the holders of Junior Securities, the holders of shares of Series C convertible preferred stock shall be entitled to receive, as to each share of Series C convertible preferred stock, an amount in cash equal to the sum of the $8.00 plus an amount equal to any accrued and unpaid dividends (“Liquidation Preference”) of such share of Series C convertible preferred stock as of the date of liquidation (the aggregate of all such amounts, the “Series C Liquidation Amount”). If, upon any liquidation, dissolution or winding-up of the Company, the Company’s assets, or proceeds thereof, shall be insufficient to pay in full the Series C Liquidation Amount, then such assets, or proceeds thereof, shall be distributed among the shares of Series C convertible preferred stock and all such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C convertible preferred stock and any such other Parity Securities if all amounts payable thereon were paid in full. Any amounts distributed with respect to the Series C convertible preferred stock shall be allocated pro rata among the shares of Series C convertible preferred stock.

Subject to the rights of the holders of any Junior Securities other than the common stock, after the payment, in cash, to the holders of the shares of Series C convertible preferred stock of the Series C Liquidation Amount and the payment to the holders of any Senior Securities and Parity Securities of the preference amounts payable to them upon such liquidation, dissolution or winding-up, the holders of shares of Series C convertible preferred stock shall be entitled to participate in distributions of all remaining assets of the Company available for distribution to the holders of common stock, pro rata based on the number of shares of common stock into which the shares of Series C convertible preferred stock were convertible immediately prior to the record date for such distribution.

(c) Stock Incentive and Option Plan

The Company’s Amended and Restated Stock Incentive and Option Plan provides for the grant of options, restricted stock and other stock-based compensation to its employees, consultants and advisors. As of December 31, 2006, there were 21,000,000 shares of common stock reserved for issuance and there were 6,750,103 options to purchase shares of common stock outstanding at a weighted average exercise price of $1.34 per share. Options granted under the plan typically vest over time, usually ratably over four years from the date of grant, with some subject to acceleration in the event of a change of control of E-centives. Typically, an option granted under the plan expires ten years after it is granted. In addition, the plan allows for grants of options the vesting of which is tied to the employee’s performance. The plan provides for the granting of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-statutory options.

(d) Warrants

At December 31, 2006, the Company had outstanding warrants to purchase 6,355,000 shares of the Company’s common stock with a weighted average exercise price of $0.20. During the year ended December 31, 2006, the Company did not issue or cancel any warrants and during the year ended December 31, 2005, the Company did not issue any warrants, but 619,485 warrants expired.

Warrants	Exercise Price	Expiration Date
56,000	$0.10	December 31, 2008
50,000	$4.50	December 31, 2008
4,000	$6.00	December 31, 2008
5,900,000	$0.14	April 7, 2008
345,000	$4.50	April 7, 2008

(11) STOCK-BASED COMPENSATION

The Company’s Amended and Restated Stock Incentive and Option Plan provides for the grant of options, restricted stock and other stock-based compensation to its employees, consultants and advisors. Options granted under the plan typically vest over time, usually ratably over four years from the date of grant, with some subject to acceleration in the event of a change of control of the

Company. Typically, an option granted under the plan expires ten years after it is granted. In addition, the plan allows for grants of options the vesting of which is tied to the employee’s performance. The plan provides for the granting of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-statutory options.

In December 2004, the FASB issued FAS 123(R), Share-Based Payments. FAS 123(R) is a revision of FAS 123, Accounting for Stock-Based Compensation. FAS 123(R) supersedes APB Opinion No 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS 123(R) addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using the intrinsic value method and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the statements of operations. In March 2005, the SEC issued SAB 107 regarding the Staff’s interpretation of FAS 123(R). This interpretation provides the Staff’s views regarding interactions between FAS 123(R) and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. The interpretive guidance is intended to assist companies in applying the provisions of FAS 123(R) and investors and users of the financial statements in analyzing the information provided.

Following the guidance prescribed in SAB 107, on January 1, 2006, the Company adopted FAS 123(R) using the modified prospective method, and accordingly, the Company has not restated the results of operations from prior interim periods and fiscal years. Under FAS 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on date of grant and recognize compensation expense on a straight-line basis over the service period over which the awards are expected to vest. The Company recognized stock-based compensation expense associated with awards granted after January 1, 2006, and the unvested portion of previously granted awards that remain outstanding as of January 1, 2006.

Consistent with the valuation method of FAS 123, the Company is using the Black-Scholes model to value the stock-based compensation expense associated with FAS 123(R). In addition, the Company estimates forfeitures when recognizing stock-based compensation expense. In estimating the grant date fair value calculations, the expected stock price volatility rates were based on historical volatilities of the Company’s common stock over a period commensurate with the expected life of the options. Since the Company does not pay dividends, the expected dividend yield used was 0%. The risk-free interest rates were based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of the options was determined using the simplified approach described under SAB 107.

Expected volatility	102% - 129%
Expected dividends	0%
Risk-free rate	2.46% - 5.10%
Expected term	6.25 years

The Company granted 448,000 options to employees during the year ended December 31, 2006 with exercise prices ranging from $0.18 per share to $0.31 per share. These options were determined to have a total fair value of approximately $115,000 and a weighted average grant-date fair value per option of $0.26. For the year ended December 31, 2006, the Company recognized stock-based compensation expense of approximately $140,000.

A summary of option activity under the Company’s plan, as of December 31, 2006 and changes during the year then ended, is presented below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Balance, January 1, 2006	7,425,353	$1.25	5.1 years
Granted during the period	448,000	$0.31
Exercised during the period	(316,000)	$0.13		$31,265
Cancelled during the period	(837,250)	$0.42
Outstanding, December 31, 2006	6,720,103	$1.34	3.9 years	$558,145
Exercisable, December 31, 2006	6,315,603	$1.41	3.6 years	$530,195

(1)

The aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock at December 29, 2006, $0.23 per share, exceeded the exercise price of the options, for those options for which the quoted market price exceeded the exercise price (“in-the-money-options”).

A summary of the Company’s non-vested options as of December 31, 2006, and changes during the year then ended, is presented below:

	Options	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2006	1,031,644	$0.40
Granted	448,000	$0.26
Vested	(377,894)	$0.48
Forfeited	(697,250)	$0.24
Non-vested at December 31, 2006	404,500	$0.44

At December 31, 2006, the expected compensation cost of options outstanding but not yet vested was approximately $136,000. The Company expects to recognize this cost over a weighted average period of approximately 2 years. The total fair value of options vested during the year ended December 31, 2006 was approximately $180,000. The total intrinsic value of options exercised during the year ended December 31, 2006 was approximately $31,000.

Prior to January 1, 2006, the Company, as permitted under FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amended FAS 123, Accounting for Stock-Based Compensation, elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by APB 25, Accounting for Stock Issued to Employees and related interpretations including FAS 44, Accounting for Certain Transactions involving Stock Compensation. Under the intrinsic value method, the difference between the market price on the date of grant and the exercise price is charged to the results of operations over the vesting period on a straight-line method. Prior to the adoption of FAS 123(R), the Company recognized stock-based compensation cost only for stock options issued with exercise prices set below market prices on the date of grant. For the year ended December 31, 2005, the Company recognized stock-based compensation expense of approximately $182,000 for stock options issued with exercise prices set below market prices on the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under FAS 123(R) and amortized such costs over the vesting period, the Company’s net loss for the year ended December 31, 2005 would have been adjusted to the pro forma amounts presented below:

Year ended December 31, 2005
Net loss applicable to common stockholders, as reported	$(4,263,250)
Add: Total stock-based employee compensation expense included in reported net loss, net of related tax effects	182,444
Deduct: Total stock-based employee compensation expense as determined under fair value based method for all awards, net of related tax effects	(278,394)

Pro forma net loss	$(4,359,200)

Basic and diluted net loss per share:
As reported	$(0.07)
Pro forma	(0.07)

(12) RELATED PARTY TRANSACTIONS

Peter Friedli, one of the Company’s stockholders and directors, has relationships with several of the Company’s investors and stockholders. He serves as the investment advisor to Venturetec, Inc., Pine, Inc., InVenture, Inc., Joyce, Ltd., Nikatech, Inc., Spring Technology Corp. and USVentech, Inc. He also serves as President of US Venture 05, Inc. and Venturetec, Inc., as well as its parent corporation, New Venturetec AG. Mr. Friedli is also the President of Friedli Corporate Finance, Inc., Belize, a consulting company that is utilized by the Company.

During the year ended December 31, 2006, the Company issued three 10% convertible promissory notes with principal amounts totaling $1,500,000 and one 4% convertible promissory note with a principal amount of $1,000,000 to US Venture 05, Inc. and during the year ended December 31, 2005 the Company issued one 10% convertible promissory note for $500,000 to Venturetec, Inc. and two 10% convertible promissory note with principal amounts totaling $4,000,000 to US Venture 05, Inc.

In July 1996, the Company entered into a consulting agreement with Friedli Corporate Finance, Inc., Belize, which has been renewed several times, with the most recent expiring in November 2008. Under the agreement, Friedli Corporate Finance, Inc., Belize provides services to the Company in the form of consultation, advice and other assistance upon the Company’s request. Such services may include, but are not limited to, (a) providing general business, financial and investment advice to the Company during the term of the agreement, and (b) serving as liaison between Friedli Corporate Finance, Inc., Belize clients/investors and the Company by disseminating information to such investors on behalf of the Company. Pursuant to this agreement, Friedli Corporate Finance, Inc., Belize is paid $4,000 per month plus reimbursement of expenses related to services. Consulting expense under the Friedli Corporate Finance, Inc., Belize agreement was approximately $63,000 for each of the years ended December 31, 2006 and 2005. As a result of the help provided in securing the funds associated with the convertible promissory notes and the preferred stock financing, Friedli Corporate Finance, Inc., Belize was paid $250,000 and $750,000 during the years ended December 31, 2006 and 2005, respectively, which Friedli Corporate Finance, Inc., Belize has indicated to the Company will be distributed to a number of third party banks, affiliated entities and individuals who assisted in the financing effort.

(13) SEGMENT INFORMATION

(a) Operating Segments

Starting in 2002, with the acquisition of substantially all of the assets of Consumer Review, Inc., the Company has two reportable operating segments: Interactive Database Marketing division (“IDBM”) and ConsumerREVIEW.com. IDBM includes such services as data warehousing, online reporting, Internet couponing, e-mail marketing, strategic consulting and program management, user experience design and development, and analytics and data mining; while ConsumerREVIEW.com includes on-line advertising and e-commerce services that are provided through its network of web communities.

Information as to the operations of the reportable operating segments as of and for the year ended December 31, 2006 and 2005 are set forth below. The Company’s chief operating decision maker evaluates performance based primarily on operating profit and cash generated from operations. The accounting policies of the operating segments are the same as those described in the summary of significant accounting.

2006	IDBM	ConsumerReview.com	Segment Totals	Unallocated Amounts		Total
Operating revenue	$3,939,395	$2,562,678	$6,502,073	$—		$6,502,073
Operating loss	(1,591,827)	(133,814)	(1,725,641)	—		(1,725,641)
Depreciation and amortization	760,623	10,134	770,757	—		770,757
Capital expenditures	330,322	9,631	339,953	—		339,953
Assets	3,402,595	540,619	3,943,214	586,501	(1)	4,529,265

2005	IDBM	ConsumerReview.com	Segment Totals	Unallocated Amounts		Total
Operating revenue	$3,723,944	$2,292,850	$6,016,794	$—		$6,016,794
Operating loss	(2,404,637)	(801,674)	(3,206,311)	—		(3,206,311)
Depreciation and amortization	217,758	546,154	763,912	—		763,912
Capital expenditures	66,542	12,789	79,331	—		79,331
Assets	3,627,200	485,417	4,112,617	467,295	(1)	4,579,912

(1)	The asset, unallocated amounts, represents corporate assets that consist of cash and cash equivalents.

(b) Customers

For the year ended December 31, 2006, two of the Company’s Interactive Database Marketing division customers represented 10% or more of the Company’s revenue.

Reckitt Benckiser contributed $1.8 million in revenue for both the years ended December 31, 2006 and 2005, or 28% and 31%, respectively, of the Company’s revenue for each of the years. This customer’s original agreement expired in October 2002, and the customer has subsequently entered into five renewal agreements, with the most recent one expiring on December 31, 2007.

TracFone Wireless, Inc. contributed $804,000 or 12% of the Company’s revenue for the year ended December 31, 2006. This customer’s original agreement began in late December 2005 and ended in March 2006. The customer has subsequently entered into additional agreements that end in May 2007.

No other customer represented 10% or more of the Company’s revenue for the years ended December 31, 2006 and 2005.

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables contain unaudited Statement of Operations information for each quarter of 2006 and 2005. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$1,380,948	$1,449,386	$1,761,876	$1,909,863
Gross profit	626,501	629,668	1,001,124	1,255,109
Operating (loss) profit	(950,878)	(604,058)	(291,945)	121,240
Loss before income tax	(1,354,486)	(909,774)	(602,445)	(229,590)
Net loss applicable to common stockholders	(1,354,486)	(909,774)	(602,445)	(229,590)
Basic and diluted net loss per common share	$(0.02)	$(0.01)	$(0.01)	$(0.00)

	2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$1,484,718	$1,513,218	$1,319,028	$1,699,830
Gross Profit	734,456	805,109	549,099	946,402
Operating loss	(892,350)	(883,288)	(931,922)	(498,751)
Loss before income tax	(1,323,337)	(1,013,163)	(1,102,770)	(823,980)
Net loss applicable to common stockholders	(1,323,337)	(1,013,163)	(1,102,770)	(823,980)
Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.02)	$(0.01)

INVENDA CORPORATION

Common Stock

Prospectus

October 11, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law, except that the registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the registrant’s board of directors. The indemnification provided under the Registrant’s amended and restated certificate of incorporation and bylaws includes the right to be paid by the registrant the expenses (including attorneys’ fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to the registrant’s amended and restated bylaws, if a claim for indemnification is not paid by the registrant within 60 days after it has received a written claim, the claimant may at any time thereafter bring an action against the registrant to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action.

As permitted by the Delaware General Corporation law, the registrant’s amended and restated certificate of incorporation provides that its directors shall not be liable to the registrant or the registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or the registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Under the registrant’s amended and restated bylaws, the registrant has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at the registrant’s request as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. The registrant maintains director and officer liability insurance on behalf of its directors and officers.

Item 25.	Other Expenses of Issuance and Distribution.

Registration Fees	$280
Transfer Agent Fees	1,000
Legal Fees and Expenses	15,000
Printing and Engraving Expenses	2,000
Accounting Fees and Expenses	4,000
Miscellaneous	5,220

Total	$27,500

Item 26.	Recent Sales of Unregistered Securities.

During the year ended December 31, 2006, we granted options to purchase a total of 448,000 shares of common stock under our stock incentive plan to certain of our employees. During that period, 316,000 options were exercised and 837,250 options were cancelled due to the forfeiture of options resulting from employees leaving the Company.

Convertible Promissory Notes

We issued the following convertible promissory notes during the year ended December 31, 2006:

•	a 10% convertible promissory note with a principal amount of $500,000 and an amended maturity date of September 30, 2007 was issued on January 26, 2006.

•	a 10% convertible promissory note with a principal amount of $500,000 and an amended maturity date of September 30, 2007 was issued on June 15, 2006.

•	a 10% convertible promissory note with a principal amount of $500,000 and a maturity date of September 30, 2007 was issued on September 19, 2006.

•	a 4% convertible promissory note with a principal amount of $1,000,000 and a maturity date of September 30, 2007 was issued on October 13, 2006.

These notes were canceled on September 18, 2007 in exchange for shares of common stock. See “Liquidity and Capital Resources” above for further details.

The issuances of securities in the foregoing transactions were effected without registration under the Securities Act in reliance on Section 4(2) thereof, Regulation D thereunder or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of such transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates or other instruments issued in such transactions. All such recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 27.	Exhibits.

The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 28.	Undertakings.

(a)	The undersigned small business issuer hereby undertakes to:

(1)	File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Bethesda, State of Maryland, on October 11, 2007.

INVENDA CORPORATION

By:	Kamran Amjadi
Kamran Amjadi
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Invenda Corporation, hereby severally constitute and appoint Kamran Amjadi and Tracy Slavin, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated

Name	Title	Date

/s/ Kamran Amjadi Kamran Amjadi	Chairman and Chief Executive Officer	October 11, 2007

/s/ Tracy Slavin Tracy Slavin	Chief Financial Officer	October 11, 2007

/s/ Mehrdad Akhavan Mehrdad Akhavan	Chief Marketing Officer, President, Secretary and Director	October 11, 2007

/s/ David Jodoin David Jodoin	Director	October 11, 2007

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-42574))

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Registration Statement on Form S-1) (Registration No. 333-42574))

4.1	Form of certificate representing the Common Stock, $0.01 par value per share of Invenda Corporation (incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-42574))

4.2	Registration Rights Agreement, dated February 18, 2000, by and among the Company and certain stockholders named therein (incorporated by reference to the Registration Statement on Form S-1) (Registration No. 333-42574))

*5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the Common Stock

10.1	Amended and Restated E-centives, Inc. Stock Option and Incentive Plan (incorporated by reference to the Registration Statement on Form S-8 (Registration No. 333-58244))

10.2	Invenda Corporation 2007 Stock Incentive Plan (incorporated by reference to the Information Statement on Schedule 14C filed April 23, 2007)

10.3	Form of Non-Qualified Stock Option Agreement (incorporated by reference to the Report on Form 8-K filed July 19, 2007)

10.4	Form of Incentive Stock Option Agreement (incorporated by reference to the Report on Form 8-K filed July 19, 2007)

10.5	Form Note Exchange Agreement, dated September 18, 2007 (incorporated by reference to the Report on Form 8-K filed September 19, 2007)

*23.1	Consent of BDO Seidman, LLP

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.